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Exhibit 4.26

STOCK PURCHASE AGREEMENT

Among
CENTERPULSE USA HOLDING CO.
CENTERPULSE LTD.
and
SNIA, S.p.A.
Dated as of November 26, 2002

i

LIST OF SCHEDULES
TO
STOCK PURCHASE AGREEMENT

Schedule	Title
Schedule of Subsidiaries

v

LIST OF EXHIBITS
TO
STOCK PURCHASE AGREEMENT

Exhibit	Title
Exhibit 2.02(a)	Subordinated Note: Summary of Terms
Exhibit 2.02(c)	Purchase Price Allocation
Exhibit 2.07(a)(i)	Agreed Accounting Adjustment
Exhibit 2.07(a)(ii)	Reconciliation
Exhibit 5.02(d)	Confidential Information
Exhibit 8.01(b)	Conditions to Obligations of Seller
Exhibit 8.02(b)	Conditions to Obligations of Purchaser
Exhibit 11.16	Centerpulse Guaranty

        STOCK PURCHASE AGREEMENT, dated as of November 26, 2002, among CENTERPULSE USA HOLDING CO., a corporation organized under the laws of Delaware ("Seller"), CENTERPULSE LTD., a corporation organized under the laws of Switzerland ("Centerpulse"), and SNIA, S.P.A., a corporation organized under the laws of the Republic of Italy ("Purchaser" or "SNIA").

W I T N E S S E T H:

        WHEREAS, Seller, through its wholly owned subsidiaries, which are set forth on the Schedule of Subsidiaries, is engaged in the development, design, manufacture, marketing, sale and distribution of cardiovascular valve products (the "Valves Business");

        WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Valves Business, upon the terms and conditions set forth herein; and

        WHEREAS, as part of the sale of the Valves Business by Seller and the purchase of the Valves Business by Purchaser hereunder, Seller will sell, or cause to be sold, to Purchaser all of the outstanding shares of capital stock (collectively, the "Shares") of (i) Sulzer Carbomedics Inc., a corporation organized under the laws of Delaware ("CMI"), (ii) Sulzer Mitroflow Corp., an unlimited liability company organized under the laws of Nova Scotia ("MIT"), (iii) Sulzer Cardiovascular GmbH, a corporation organized under the laws of Germany ("CVD"), and (iv) Sulzer Cardiovascular BV, a corporation organized under the laws of The Netherlands ("CVNL"). CMI, MIT, CVD and CVNL and their respective subsidiaries are hereinafter referred to as the "Target Companies."

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.01    Certain Defined Terms.    As used in this Agreement, the following terms shall have the following meanings:

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation, including any by or before any Governmental Authority.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of November 26, 2002, among Seller, Centerpulse and Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions hereof.

        "Applicable Accounting Principles," or "AAP," means, in the case of Seller or any U.S. Target Company, U.S. Generally Accepted Accounting Principles and practices as in effect from time to time and applied consistently throughout the periods involved ("GAAP") and, in the case of any non-U.S. Target Company, International Accounting Standards as in effect from time to time and applied consistently throughout the periods involved ("IAS").

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

        "Bylaws" means the bylaws of any corporation organized under the law of any State of the United States of America and any equivalent document of any corporation or entity organized under the laws of any jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

        "Charter" means the Certificate of Incorporation or Formation, Articles of Incorporation or Organization or other organizational document of a corporation or entity organized under the laws of any State of the United States of America and any equivalent document of a corporation, limited liability company or other similar entity organized under the laws of any jurisdiction, as amended or restated through the date hereof or the Closing Date, as the case may be.

        "Clinical Application Research Studies" means post-approval clinical studies of market-released products that do not require an Investigational Device Exemption from the FDA.

        "Closing Balance Sheet" means the Valves Business balance sheet (including the related notes and schedules thereto), to be prepared pursuant to Section 2.07(a) and to be dated as of the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit agreement or otherwise.

        "Disclosure Schedule" means the Disclosure Schedule delivered by Seller to Purchaser and attached hereto.

        "Encumbrance" means any security interest, pledge, mortgage, lien, charge, option, restriction, contract, other right of any other Person, or other encumbrance of any kind or nature whatsoever.

        "Environmental Law" means any Law that regulates, establishes standards or requirements for, or otherwise concerns or otherwise imposes liability with respect to environmental matters (including with respect to pollution or other environmental contamination), natural resources, safety, or health of humans or other organisms, including with respect to the manufacture, distribution in commerce, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

        "FDA" means the United States Food and Drug Administration.

        "Governmental Authority" means any United States or non-United States federal, national, state or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial, quasi-judicial or arbitral body.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Hazardous Substance" means any toxic or hazardous substance, material or waste, petroleum or petroleum products, polychlorinated biphenyls, asbestos, or other contaminants or other pollutants, including, without limitation, any defined as such or regulated under any applicable Environmental Law.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Investigational Device Exemption" means an exemption for investigational medical devices from premarket notification, premarket approval, and other controls of the Federal Food, Drug, and Cosmetic Act.

        "including," "includes" and "include" mean, respectively, including without limitation, includes without limitation and include without limitation, whether or not specifically stated.

        "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with AAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities or to redeem or otherwise acquire capital stock and (f) all Indebtedness of others referred to in clauses (a) through (e) above directly or indirectly guaranteed by such Person or that are directly or indirectly the subject of a credit support arrangement by such Person.

        "Intellectual Property" means (a) patents, patent registrations and patent applications (and reasonably similar equivalents) and all rights therein, (b) trademarks, service marks, trade dress, logos, whether or not registered, and registrations and applications for registration thereof, (c) copyrights (registered or otherwise) and registrations and applications for registration thereof and (d) trade secrets, data bases and confidential, technical or business information of any kind or nature, including know-how and manufacturing and production processes and techniques.

        "Knowledge" means the actual knowledge of any of Dennis Wallach, Charles Griffin, John Groover, Joerg Meier, Rose Ramon, Ed Newton, Chris Schneider, Jim Deegan, Paul Parsons, Rusty Philips, Al Beavin and Albert Alonzo (Messrs. Beavin and Alonzo in respect of Section 3.25 only), Kenneth Barrow (as to intellectual property matters only for Mr. Barrow) and Roberto Caudillo.

        "Law" means any United States or foreign federal, state, canton, provincial, local or national statute, law, ordinance, regulation, rule, code, Governmental Order, judicial decision or other requirement or rule of law.

        "Leased Real Property" means the real property leased or subleased by any Target Company, as tenant, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any Target Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

        "Liabilities" means any and all debts, liabilities and other obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, joint or several, including, without limitation, those arising under any Law, including any Environmental Law, Action or agreement.

        "Material Adverse Effect" means any change or effect which, individually or in the aggregate with all other such changes and effects, is materially adverse to the business, operations, assets, financial condition or results of operations of the Valves Business and/or the Target Companies taken as a whole, except for (a) any such changes or effects that are reasonably demonstrated to arise out of or be attributable to the announcement of the execution of this Agreement with Purchaser (as opposed to another Person) or the announcement of the consummation of the transactions contemplated hereby with Purchaser (as opposed to another Person), (b) changes in general economic or political conditions or the securities markets or (c) changes, after the date of this Agreement, in conditions generally applicable to Persons engaged in the design, manufacture, marketing, sale or distribution of medical devices, including, without limitation, (i) changes in Laws (or interpretations thereof by any Governmental Authority) generally applicable to such Persons and (ii) changes in AAP, except any changes referred to in this clause (c) that affect the Valves Business or the Target Companies materially disproportionately to its competitors.

        "Medical Product Regulatory Authority" means the FDA and any other Governmental Authority that, in its jurisdiction, has primary responsibility for the safety, efficacy, reliability or manufacture of medical products.

        "Mitroflow Contract" means the contract dated October 21, 1999, as amended, among certain former shareholders of MIT, Mitroflow Enterprise Ltd., and 3034167 Nova Scotia Company, et al. relating to the purchase of the shares of MIT by 3034167 Nova Scotia Company.

        "Owned Intellectual Property" means all Intellectual Property in and to which any Target Company holds, or has a right to hold, right, title and interest.

        "Owned Real Property" means the real property owned by any Target Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon.

        "Permitted Encumbrances" means the following, as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have commenced (a) liens for Taxes and assessments not yet payable, (b) liens for amounts not in excess in the aggregate of $1,000,000 for Taxes, assessments and charges and other similar claims, the validity of which is being contested in good faith (or that are immaterial in amount), (c) with respect to Real Property, imperfections of title, liens, security interests and other encumbrances the existence of which, individually and in the aggregate, do not interfere with the current use of the property encumbered thereby, and (i) were not incurred in connection with any Indebtedness except Indebtedness for borrowed money, which shall be released prior to the Closing pursuant to a document reasonably satisfactory to Purchaser or Purchaser shall agree to be responsible for such Indebtedness and the Base Cash Purchase Price shall be reduced in an amount equal to such Indebtedness as of the Closing Date, as shall be agreed by the parties, (ii) do not render title to the Real Property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such Real Property for its current purpose (and as to the New Vancouver Facility, its intended purpose) and (d) inchoate mechanics', materialmen's and similar liens for construction in progress and/or workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $25,000 in the case of a single lien or $100,000 in the aggregate at any time.

        "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        "Pre-Closing Taxable Period" means (i) any Taxable period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such Taxable period that begins before the Closing Date and that ends on the Closing Date.

        "Product Liabilities" means, with respect to any products (including components) sold by or on behalf of any Target Company or the Valves Business, including sales by their direct or indirect distributors, all claims and other Liabilities arising out of or otherwise relating to actual or alleged injury, damage, death or other harm, including to Persons, property or business.

        "Real Property" means the Leased Real Property and the Owned Real Property.

        "Seller Affiliate" means Seller and any Affiliate of Seller except any Target Company.

        "Straddle Period" means any Taxable period beginning before and ending after the Closing Date.

        "Tax" or "Taxes" means (a) all taxes, charges, fees, levies, duties, imposts or other similar assessments of any kind or nature, including income, gross receipts, capital gains, ad valorem, excise, real property, personal property, windfall profit, sales, use, transfer, stamp, licensing, withholding, employment, payroll, minimum, estimated and franchise taxes imposed by any foreign or United States federal, state, canton, provincial, local or national government, or any subdivision, agency or any other Governmental Authority and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or taxes or other items described in this definition.

        "Tax Return" means any form, return or report of or relating to Taxes.

        "Taxing Authority" means the United States Internal Revenue Service and any other federal, state, cantonal, provincial, local, national or other Governmental Authority having the power to impose a Tax or Taxes.

        "U.S." means United States of America.

        "Working Capital" of the Valves Business as of any date means the Valves Business' current assets minus the Valves Business' current liabilities as shown on a balance sheet as of such date.

        Section 1.02    Other Defined Terms.    The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term:	Section:
401(k) Plan Participants	Section 6.04
Agreed Accounting Adjustment	Section 2.07
Agreement Date	Section 5.15
agreements	Section 3.05
ATS	Section 2.02
ATS Distribution Agreement	Section 5.14
ATS Related Rights	Section 5.14
Austin Facility	Section 3.16
Bankrupt Obligor	Section 2.08
Base Cash Purchase Price	Section 2.02
Base Purchase Price	Section 2.02
Centerpulse	Preamble
Change Notice	Section 7.07
Class Action Settlement	Section 8.02
Class Action Settlement Agreement	Section 8.02
Closing	Section 2.03
Closing Accounts Receivable	Section 2.08
Closing Date	Section 2.03
CMI	Recitals
Competitive Business	Section 5.07
Complete	Section 5.12
Confidentiality Agreement	Section 5.02
contracts or Contracts	Section 3.05
Cryolife Litigation	Section 9.03
CVD	Recitals
CVNL	Recitals
discontinuation decision	Section 5.13
Diversified Company	Section 5.07
Edwards Litigation	Section 9.03
Elections	Section 7.07
equity interests	Section 3.03
Excluded Liabilities	Section 9.03

Exclusivity Period	Section 5.14
Exercise Period	Section 5.14
Existing Vancouver Facility	Section 3.16
FDA Mitroflow Tissue Valve Approval	Section 5.13
Final Closing Balance Sheet	Section 2.07
Final Tax Amount	Section 7.02
Foreign Agreements	Section 2.04
Foreign Closing	Section 2.04
Government Antitrust Authority	Section 5.05
Granted Rights	Section 5.14
Guaranty	Section 11.16
Indemnifiable Claim	Section 9.04
Indemnifiable Liabilities	Section 9.03
Indemnified Party	Section 9.04
Indemnifying Party	Section 9.04
Independent Accounting Firm	Section 2.07
Lehman	Section 3.21
Losses	Section 9.02
Material Contracts	Section 3.15
Maximum Amount	Section 9.03
MIT	Recitals
Mitroflow Parties	Section 5.13
Net Receivables	Section 2.08
New Confidentiality Agreement	Section 5.05
New Vancouver Facility	Section 3.16
Non-Competition Period	Section 5.07
Note	Section 2.02
Offer Notice	Section 5.14
physical inventory	Section 2.07
Potential Mitroflow Obligations	Section 5.13
prime rate	Section 2.07
Principal Real Property or Principal Real Properties	Section 3.16
Prospective Transferees	Section 5.14
Purchase Price	Section 2.02
Purchaser	Preamble
Purchaser Indemnified Party	Section 9.03
Purchaser's Notice	Section 5.14
Purchaser Plan	Section 6.04
Purchaser's Threshold Amount	Section 9.02
Purchaser Transition Services Agreement	Section 5.10
Purchaser's Accountants	Section 2.07
Reference Balance Sheet	Section 3.07

Right of First Refusal or Rights of First Refusal	Section 5.14
Right of First Refusal Granted Rights	Section 5.14
Section 338 Elections	Section 7.07
Section 338 Forms	Section 7.07
Section 338 Schedule	Section 7.07
Seller	Preamble
Seller 401(k) Plan	Section 6.04
Seller Indemnified Party	Section 9.02
Seller Transition Services Agreement	Section 5.10
Seller's Accountants	Section 2.07
Seller's ATS Rights	Section 2.02
Seller's Threshold Amount	Section 9.03
Selling Entities	Section 3.01
Shares	Recitals
SNIA	Preamble
Straddle Period Return	Section 7.02
Subordinated Note	Section 2.02
Subsidiary Shares	Section 3.03
Target Companies	Recitals
Target Company Benefit Plans	Section 3.17
Target Company Intellectual Property	Section 3.14
Tax Items	Section 7.02
Tax Indemnified Party	Section 7.04
Tax Indemnifying Party	Section 7.04
Term Sheet Provisions	Section 5.14
Transaction Agreements	Section 3.01
Transfer	Section 5.14
Valves Business	Recitals
Valves Business Financial Statements	Section 3.07

ARTICLE II

PURCHASE AND SALE

        Section 2.01    Purchase and Sale of the Shares.

        (a)  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the Persons who own of record any of the Shares to, sell, assign, transfer, convey and deliver the Shares to Purchaser, free and clear of all Encumbrances, and Purchaser shall purchase the Shares.

        (b)  In addition, on the Closing Date (but immediately prior to the sale, assignment, transfer, conveyance and delivery of the Shares to Purchaser (or one or more of its Affiliates)), Purchaser, in its sole discretion, shall have the right to direct Seller to cause each Target Company that owns of record any of the Subsidiary Shares to, sell, assign, transfer, convey and deliver the Subsidiary Shares (or any such portion of them) to any one or more Affiliates of Purchaser, free and clear of all Encumbrances, and Purchaser shall cause such one or more Affiliates to purchase such Subsidiary Shares—it being agreed that (i) the purchase price for such Subsidiary Shares shall be the value assigned to the Subsidiary Shares based on the methodology set forth in Schedule 2.02(c), (ii) such purchase price shall be paid in cash or by a promissory note (with terms reasonably acceptable to the parties) immediately prior to the Closing to each such Target Company, (iii) Seller shall cause each such Target Company not to distribute any portion of such cash or such promissory note to any Person (and to avoid doubt, the Base Purchase Price shall not be reduced since such cash or such promissory note shall remain at each such Target Company), (iv) such cash or such promissory note shall be excluded from the Closing Balance Sheet, and (v) the provisions of this Agreement shall, except as expressly set forth in this paragraph, be interpreted and enforced to take into account the foregoing transaction but to provide the parties all rights and remedies afforded to the parties as if such transaction had not occurred.

        Section 2.02    Purchase Price; Purchase Price Allocation.

        (a)  (i) The aggregate purchase price for the Shares shall be One Hundred Sixteen Million Dollars ($116,000,000) (the "Base Purchase Price") of which Eighty Million Dollars ($80,000,000) shall be paid in cash (the "Base Cash Purchase Price") and Thirty-Six Million Dollars ($36,000,000) shall be paid by delivery of the Subordinated Note, subject to adjustment as provided for in Exhibit 2.02(a). The Base Cash Purchase Price is subject to adjustment as provided in Section 2.07 (the Base Purchase Price, as so adjusted, being the "Purchase Price").

          (ii)  "Subordinated Note" means an unsecured non-negotiable promissory note in the principal amount of Thirty-Six Million Dollars ($36,000,000) of Purchaser which shall contain the terms specified on Exhibit 2.02(a) attached hereto. If Purchaser desires to assign to an Affiliate any rights hereunder and an Affiliate is the issuer of the Subordinated Note, then, at the Closing, Purchaser shall provide a guaranty, in form and substance reasonably satisfactory to Seller and Centerpulse, of all obligations of Purchaser under the Subordinated Note.

        (b)  Prior to Closing, CMI shall convey to Seller, pursuant to an assignment without recourse, representation or warranty, all of its right, title and interest in and to (i) that certain Promissory Note (the "Note") dated June 27, 2002, by and between CMI and ATS Medical Inc. ("ATS") and (ii) the security interest relating to the Note as evidenced by that certain Letter Agreement dated June 27, 2002, by and between CMI and ATS, including all of its right, title and interest in and to any payments payable by ATS to CMI in connection with any technology transfer or any sale of currently existing inventory by ATS (collectively, "Seller's ATS Rights").

        (c)  (i) Subject to the provisions of Section 2.02(c)(ii), Seller and Purchaser shall determine and memorialize in writing (A) an allocation of the Purchase Price among the Shares and covenant not to compete set forth in Section 5.07 and (B) an allocation of the applicable portion of the Purchase Price (and attendant CMI and MIT liabilities) among the assets of CMI and MIT as required under Section 338(h)(10) and Section 1060 of the Code (as appropriate) in accordance with the regulations under such Code sections. Seller and Purchaser agree to employ the general principles of valuation set forth in Exhibit 2.02(c).

          (ii)  Not later than four months after Closing Purchaser shall submit its proposed purchase price allocation to Seller. Seller shall respond within 30 days of receiving such proposed allocation with comments thereto. If Seller fails to respond within such 30-day period, then Seller shall be deemed to have agreed with Purchaser's proposed allocation. If Seller has timely submitted comments to Purchaser, and the parties are unable within 45 days after Purchaser's receipt of such comments to resolve their disagreements, the dispute shall be submitted to binding arbitration as set forth in Section 7.07(b). The arbitrator shall apply principles of allocation and valuation set forth in Exhibit 2.02(c).

          (iii)  Purchase Price allocations made in accordance with this Section 2.02(c) shall be consistently reflected on the appropriate Tax Returns of Purchaser and Seller. If either party receives notice from a Taxing Authority of any inquiry or investigation into such purchase price allocation, then the party receiving such notice shall, within 30 days thereafter, provide notice of such inquiry or investigation to the other.

        Section 2.03    Closing.    Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares shall take place at a closing (the "Closing") to be held at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, 11th Floor, New York, New York at 10:00 A.M. New York time on the later of (i) the third Business Day following the satisfaction or written waiver of all conditions to the obligations of the parties set forth in Article VIII or (ii) January 20, 2003, or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

        Section 2.04    Foreign Closings.

          (a)  Except as may be otherwise mutually agreed in writing by the parties, to the extent that any closing of the sale and purchase of any of the Shares of MIT, CVNL or CVD is required to occur at a place within the jurisdiction of MIT, CVNL or CVD (whether by reason of notarial deed or otherwise), such a closing (a "Foreign Closing") shall take place, and the executed closing documents shall be held in escrow by the agent mutually appointed by Seller and Purchaser, on or prior to the Closing (but not prior to the satisfaction or written waiver of all of the conditions set forth in Article VIII relating to such Foreign Closing and the conditions contained in the Foreign Agreements (as defined below)) at such times and places as may be agreed by Seller and Purchaser. The agent shall hold all such executed documents until such time as it is advised in a writing signed by Seller and Purchaser that the transactions contemplated hereby have been consummated or terminated. Simultaneously with the consummation of the transactions contemplated hereby, the agent shall deliver to each party one fully executed set of the documents that were being held in escrow by the agent. If the transactions contemplated hereby are terminated, the agent shall deliver to each party the documents executed by such party that were held in escrow by the agent.

          (b)  In certain instances the sellers of certain of the Shares will execute with Purchaser a separate mutually agreeable acquisition agreement as may be required with respect to the Shares (the "Foreign Agreements"). The Foreign Agreements are intended to serve only as the operative documents of transfer, and such Foreign Agreements shall not alter, modify or otherwise amend in any way any of the terms or provisions of this Agreement, including, without limitation, terms and provisions relating to representations and warranties and indemnification. To the extent that any conflict exists between any of the terms of any of the Foreign Agreements and this Agreement, the terms of this Agreement shall control.

        Section 2.05    Closing Deliveries by Seller.    At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

          (a)  the certificates representing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, accompanied by stamp taxes, notarial deeds or similar items to the extent applicable to the transfer of the Shares; and

          (b)  the certificates and other documents required to be delivered pursuant to Section 8.02, Section 5.10 and other provisions of this Agreement, a certificate executed by each Selling Entity directing Purchaser to pay the entire Purchase Price to Seller, and all such certificates and other documents shall be in form and substance reasonably satisfactory to Purchaser.

        Section 2.06    Closing Deliveries by Purchaser.    At the Closing, Purchaser shall deliver to Seller:

          (a)  the Base Purchase Price by (i) wire transfer of the Base Cash Purchase Price of immediately available funds to the account or accounts designated at least two Business Days prior to the Closing in writing by Seller to Purchaser; and (ii) delivery of the executed Subordinated Note to Seller.

          (b)  the certificates and other documents required to be delivered pursuant to Section 8.01, Section 5.10 and other provisions of this Agreement.

        Section 2.07    Adjustment of Purchase Price.    The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.07:

          (a)    Closing Balance Sheet.    As promptly as practicable, but in any event within 90 calendar days after the Closing Date, Seller shall deliver to Purchaser the Closing Balance Sheet. Seller shall also provide a statement (unqualified as to the following) from the Seller's accountants (who shall not be Ernst & Young but shall be a nationally recognized accounting firm) (the "Seller's Accountants"), stating that the Working Capital as shown on the Closing Balance Sheet was prepared in accordance with AAP (except as otherwise noted therein with respect to U.S. Tax accruals) applied on a basis consistent with the preparation of the Reference Balance Sheet as adjusted pursuant to the agreed accounting adjustments as set forth on Exhibit 2.07(a)(i) attached to this Agreement (the "Agreed Accounting Adjustments") and in accordance with the reconciliation attached as Exhibit 2.07(a)(ii). Purchaser reserves the right, at Purchaser's expense, to do one or more physical inventories of the inventory of the Valves Business but only of inventory held on consignment and third party inventory held in Canada and provide a report to Seller of same within sixty days of the Closing (the "physical inventory"), and the Parties acknowledge that such physical inventories are currently expected to be done by Target Company employees.

          (b)    Disputes.

              (i)  Subject to clause (ii) of this Section 2.07(b), the Closing Balance Sheet delivered by Seller to Purchaser shall be deemed to be, and shall be, final, binding and conclusive on the parties hereto.

            (ii)  Purchaser may dispute any amounts reflected on (including any omissions from) the Closing Balance Sheet, but only on any one or more of the following bases: (A) the amounts reflected on (including any omissions from) the Closing Balance Sheet were not arrived at in accordance with AAP as adjusted pursuant to the Agreed Accounting Adjustments, whether or not consistently applied, (B) the amounts reflected on (including any omissions from) the Closing Balance Sheet were not determined on a basis consistent with the preparation of the Reference Balance Sheet as adjusted pursuant to the Agreed Accounting Adjustments, (C) the AAP used in preparing the Closing Balance Sheet are inconsistent with the accounting principles set forth in Section 3.07 of the Disclosure Schedule (whether or not the relevant accounting principles are consistently applied) or (D) Seller did not fully use the physical inventory referred to in Section 2.07(a) in its preparation of the Closing Balance Sheet; provided, however, that Purchaser shall have notified Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 45 calendar days of Seller's delivery of the Closing Balance Sheet to Purchaser. To avoid doubt, any computation or other errors (whether or not material) shall be deemed violations of AAP. To the extent that the accounting principles and practices used or otherwise applied in preparing the Reference Balance Sheet were not AAP or a conflict otherwise exists between AAP and consistency, AAP shall control, except to the extent any conflict between AAP and consistency occurs by reason of a mandatory change in the applicable AAP by an applicable accounting authority after the date of the Reference Balance Sheet. If the items raised by Purchaser in dispute are such that the Purchase Price would be adjusted by at least $200,000, Seller's Accountants, together with Seller, and Ernst & Young (the "Purchaser's Accountants"), together with Purchaser, shall attempt to reconcile their differences, and any written resolution by them as to any such disputed amounts shall be final, binding and conclusive on the parties hereto. If the Persons named in the preceding sentence are unable to resolve any such dispute within 45 Business Days of Seller's delivery of the Closing Balance Sheet to Purchaser and the items remaining in dispute are such that the Purchase Price would be adjusted by at least $200,000, Seller and Purchaser shall submit the items raised by Purchaser remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Seller and Purchaser or, if such appointment is not made or accepted or the contemplated work is not completed, to an independent accounting firm appointed by the American Arbitration Association (collectively, the "Independent Accounting Firm"), which shall be instructed to use their reasonable best efforts, within 20 Business Days after such submission, to determine and report in writing to Seller and Purchaser upon such remaining disputed items raised by Purchaser, and such written report shall be final, binding and conclusive on Seller and Purchaser. If the items successfully disputed by Purchaser are such that the Base Purchase Price would be adjusted by less than $200,000, the items shall be deemed to be resolved in favor of Seller and shall not result in any adjustment of the Base Purchase Price. Any amounts payable pursuant to this Section 2.07 which are not in dispute shall be paid in accordance with paragraph (c) of this Section 2.07, notwithstanding that other amounts may remain in dispute. The fees and disbursements of the Independent Accounting Firm shall be allocated to Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Purchaser (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted, and the balance shall be paid by Seller. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

          (c)    Base Purchase Price Adjustment.    The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.07 upon the earlier of (i) the failure of Purchaser to notify Seller of a dispute within 45 calendar days of Seller's delivery of the Closing Balance Sheet to Purchaser or (ii) the written resolution of all disputes pursuant to Section 2.07(b)(ii) (the "Final Closing Balance Sheet"). Within three Business Days of the Closing Balance Sheet being deemed final, a Base Cash Purchase Price adjustment shall be made as follows:

              (i)  in the event that the amount of Working Capital reflected on the Closing Balance Sheet is less than $34,611,000, then the Base Cash Purchase Price shall be adjusted downward in an amount equal to such shortfall, and Seller shall, within three Business Days of such determination, pay such amount to Purchaser by wire transfer in immediately available funds; and

            (ii)  in the event that the amount of Working Capital reflected on the Closing Balance Sheet exceeds $34,611,000, then the Base Cash Purchase Price shall be adjusted upward in an amount equal to the amount of such excess, and Purchaser shall, within three Business Days of such determination, pay the amount of such excess to Seller or its nominee by wire transfer in immediately available funds.

          (d)    Interest.    Any payment required to be made by Seller or Purchaser pursuant to Section 2.07 shall bear interest from the Closing Date through the date of payment at an interest rate equal to the prime rate as reported in the Wall Street Journal (or other reputable source) from time to time (the "prime rate").

          (e)    Access.    Each party shall and shall cause its Affiliates to provide the other party and its Accountants with reasonable access during normal business hours to the books, records, facilities and employees of the Valves Business, and shall cooperate fully with the other party and its accountants, to the extent required by such party or its accountants in order to prepare and/or review the Closing Balance Sheet and/or the Reference Balance Sheet, including the accounting principles and practices used in connection therewith.

        Section 2.08    Accounts Receivable Collections.

        (a)  Within thirty days of eighteen months after the Closing Date, the parties will determine whether (a) the actual collections of the accounts receivable existing on the Closing Date (the "Closing Accounts Receivable") exceeded or were less than the Closing Accounts Receivable less the allowance for doubtful accounts therefor (the "Net Receivables"). If actual collections of Closing Accounts Receivable during such eighteen month period (i) exceeded Net Receivables, Purchaser shall promptly pay Seller the difference or (ii) are less than Net Receivables, Seller shall promptly pay Purchaser the difference. The payment provided for in the preceding sentence shall be made with interest at the prime rate (in the case of clause (i), measured from dates of such excess collections to the date of payment hereunder and in the case of clause (ii) from the dates such amounts were due to the date of payment hereunder). Within 30 days after the end of such eighteen month period, the Purchaser shall assign to the Seller or its nominee Closing Accounts Receivable in the amount paid by the Seller pursuant to this Section 2.08 with such Closing Accounts Receivable or a portion thereof as specified by the Seller which equals such amount. For the purposes of this Section 2.08(a), the allowance for doubtful accounts referred to above shall be applied first to the oldest unpaid Closing Accounts Receivable, and therefore (y) the interest paid on the Net Receivables shall be based upon those unpaid Closing Accounts Receivable remaining after such application and (z) for the purposes of the immediately preceding sentence, the Closing Accounts Receivable assigned to Seller shall be from among the list of unpaid Closing Accounts Receivable remaining after such application.

        (b)  Except when exercising rights with respect to a Bankrupt Obligor, Purchaser shall not compromise, waive any rights with respect to, or settle any such Closing Accounts Receivable, without Seller's written consent, which shall not be unreasonably withheld or delayed. Purchaser agrees to use efforts reasonably consistent with its general collection efforts to collect the Closing Accounts Receivable in the ordinary course of business, provided that Purchaser shall not be obligated to institute any litigation, employ counsel or any collection agency, or expend (other than incidental expenses such as phone calls and follow up letters and the costs reasonably related to employees conducting such activities) any funds in connection with such efforts to collect the Closing Accounts Receivable. Except for any breach of Purchaser's obligations provided for in the preceding sentence, Purchaser's rights under this Section 2.08 shall not be affected by (including that Purchaser shall not be liable for) any noncollection or failure of collection of the Closing Accounts Receivable. During such eighteen month period, neither Seller nor its agents shall attempt to collect any Closing Accounts Receivable. Purchaser shall credit payments to the oldest outstanding balance due from such account debtors provided that (i) such payments shall not be deemed to be made with respect to any disputed accounts or invoices, (ii) such provision shall not apply to any obligor which is the subject of a bankruptcy, insolvency, reorganization, debtor relief or similar proceeding ("Bankrupt Obligor") and (iii) such account debtors have, in good faith without Purchaser or any of its Affiliates directly or indirectly encouraging such account debtors, specified payment(s) as relating to specific invoices for other than the oldest outstanding balance.

        Section 2.09    Adjustment to Subordinated Note.    If within twelve months after the Closing Date, Purchaser has not entered into a distribution agreement with Vascutek on terms substantially similar as those previously in effect with respect to the distribution of products to Sulzer Medica Canada Inc. and any other Target Company to which it has sold products then the principal amount of the Subordinated Note shall automatically be reduced by Three Million Six Hundred Thousand Dollars ($3,600,000) and any related accrued interest on such amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as set forth in the correspondingly numbered section of the Disclosure Schedule (or in any other section of the Disclosure Section such that the applicability of such disclosure to the relevant representation and warranty in another section is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser that:

        Section 3.01    Incorporation and Authority of Seller and Selling Entities.    Seller and each Person selling Shares and Centerpulse (collectively, the "Selling Entities") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller and each other Selling Entity has all necessary corporate power and authority to execute this Agreement, the Guaranty and/or each other contract or other document to be delivered at the Closing (collectively, "Transaction Agreements") to which they are a party or bound, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and Centerpulse of this Agreement, the performance by Seller and each other Selling Entity of its obligations hereunder, and the consummation by Seller and each other Selling Entity of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller and each other Selling Entity. This Agreement has been duly executed and delivered by Seller and Centerpulse, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller and Centerpulse, enforceable against Seller and Centerpulse in accordance with its terms, subject to general equitable principles and except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditor's rights.

        Section 3.02    Incorporation of the Target Companies.    Each Target Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Target Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased, or operated by it or the nature of its business makes such qualification necessary.

        Section 3.03    Capital Stock of Target Companies.

        (a)  The authorized and outstanding shares of capital stock of each Target Company is set forth in Section 3.03 of the Disclosure Schedule.

        (b)  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind or nature obligating Seller, any Selling Entity or any Target Company to issue or sell any shares of capital stock of or equity interests of any kind or nature (collectively, "equity interests") in any Target Company. The Shares constitute all of the issued and outstanding shares of capital stock of CMI, MIT, CVD and CVNL and are owned of record and beneficially solely by Seller and its Affiliates, free and clear of all Encumbrances (other than Encumbrances specified in Section 3.03 of the Disclosure Schedule which Encumbrances shall be removed at or prior to the Closing). The stock of each Target Company other than CMI, MIT, CVD and CVNL (the "Subsidiaries Shares") are owned of record and beneficially solely by CMI or CVNL. All of the shares of stock of MIT are owned beneficially and of record by Carbomedics International Holding Company. All of the Shares and all of the Subsidiaries Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no voting trusts, stockholder agreements, proxies or other agreements in effect of any kind or nature with respect to the voting or transfer of any of the Shares or any of the Subsidiaries Shares.

        (c)  Other than the subsidiaries listed on the Schedule of Subsidiaries, no Target Company beneficially owns, directly or indirectly, any equity interests, including any equity derivative interests, in any other Person.

        Section 3.04    Sufficiency of Assets.    The assets (including properties) of the Target Companies constitute all of the assets used or held for use in the Valves Business.

        Section 3.05    No Conflict.    Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications described in Section 3.06 have been made, and except as set forth in Section 3.05 of the Disclosure Schedule and except as may result from any facts or circumstances relating solely to Purchaser or an Affiliate thereof, the execution, delivery and performance of this Agreement and each Transaction Agreement by Seller and Centerpulse do not and will not whether with or without notice or the passage of time or both (i) violate or conflict with the Charter and Bylaws of any Selling Entity or any Target Company, (ii) conflict with or violate any Law, including any Governmental Order, applicable to any Selling Entity or any Target Company, (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to any other Person any rights of termination, amendment, acceleration or cancellation of, or other rights under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, understanding or arrangement (collectively, "contracts," "Contracts" or "agreements"), but only for contracts (A) which constitute a Material Contract or (B) that is otherwise listed in any Section of the Disclosure Schedule to which any Target Company or any of its assets, is a party, subject or bound or by which any of the Shares is subject or bound, or (iv) result in the creation of any Encumbrance on (x) the Shares or (y) the properties or assets of any Target Company, except in any such case for any violations, conflicts, breaches, defaults or other matters which would not individually or in the aggregate have a Material Adverse Effect, or any that would prevent or materially delay the consummation by the Selling Entities of the transactions contemplated hereby.

        Section 3.06    Consents and Approvals.    The execution, delivery and performance of this Agreement by Seller and Centerpulse do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) the notification requirements of the HSR Act and the requirements of any other applicable antitrust or competition Laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Selling Entities of the transactions contemplated by this Agreement and would not otherwise have a Material Adverse Effect, and (iii) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates.

        Section 3.07    Financial Information.    Set forth in and attached as part of Section 3.07 of the Disclosure Schedule is a true and complete copy of the unaudited balance sheet of the Valves Business as of September 30, 2002 (the "Reference Balance Sheet") and the related unaudited combined statements of income for the nine months then ended, and true and complete copies of the unaudited balance sheet of the Valves Business at December 31, 2001 and December 31, 2000 and the related statements of income for the Valves Business for each of the years then ended (collectively, including the Reference Balance Sheet, and the income statement for the nine months ended September 30, 2002, the "Valves Business Financial Statements"). The Reference Balance Sheet and the other Valves Business Financial Statements (i) were prepared in accordance with the books of account and other financial records of the companies comprising the Valves Business and (ii) except as noted in Section 3.07 of the Disclosure Schedule, have been consistently prepared in accordance with AAP. All significant accounting principles and practices used to prepare the Reference Balance Sheet and the other Valves Business Financial Statements are included in detail in Section 3.07 of the Disclosure Schedule. There are no non-recurring items of income that arise from matters other than the sale of Products in the ordinary course of business in excess, individually or in the aggregate, of $100,000 in any such statements of income.

        Section 3.08    Absence of Undisclosed Liabilities, Etc.

        (a)  There are no liabilities of the Valves Business of a nature required to be reflected on a balance sheet prepared in accordance with AAP, except (i) liabilities set forth in or otherwise disclosed in Section 3.08(i) of the Disclosure Schedule, (ii) liabilities reflected or reserved against in the Reference Balance Sheet or incurred in the ordinary course of business after September 30, 2002, and (iii) liabilities which would not individually or in the aggregate have a Material Adverse Effect.

        (b)  Except as set forth in Section 3.08(b) of the Disclosure Schedule, there is no Contract (including any Material Contract) or series of related Contracts pursuant to which any Target Company or the Valves Business is a party, subject or bound or has rights pursuant to which any one or more Target Companies and/or the Valves Business is or may be required to by the terms of such Contract (i) make any non-recurring or installment purchase payments of Three Hundred Thousand Dollars ($300,000) that are not set forth in full as current liabilities in the Reference Balance Sheet; (ii) pay any termination or similar fees or expenses or similar payments or provide benefits in excess of One Hundred Thousand Dollars ($100,000) arising out of or relating to any termination of any such Contract or Contracts, (iii) make any payments or provide any benefits in excess of One Hundred Thousand Dollars ($100,000) in respect of a change of control, (iv) pay any liquidated damages in excess of Five Hundred Thousand Dollars ($500,000) or (v) not engage in or cause its Affiliates to not engage in the cardiovascular business, including any that obligates a Target Company to cause its Affiliates to not distribute valves through one or more other Persons. To the Knowledge of Seller, except as is set forth in Section 3.08 or Section 3.10 of the Disclosure Schedule, and except as is set forth in any Contract entered into in the ordinary course of business, and except to the extent set forth as a liability in the Reference Balance Sheet, no Target Company has any material contingent liabilities.

        Section 3.09    Absence of Certain Changes or Events.    Since December 31, 2001, the Valves Business has been conducted in the ordinary course of business consistent with past practice and, except as is not reasonably expected to have and will not have, individually or in the aggregate, a Material Adverse Effect, there has not been: (i) any change in the condition and repair of the assets of the Valves Business such that such condition and repair are inconsistent with the uses in which such assets are presently employed, ordinary wear and tear excepted; (ii) a failure to replenish inventories and supplies of the Valves Business in the ordinary course of business consistent with past practice; (iii) a purchase commitment by any Target Company inconsistent with past practice or in excess of the normal, ordinary and usual requirements; (iv) any acquisition (by merger, consolidation or acquisition of stock or assets) by any Target Company of any Person or other business organization or division thereof for consideration in excess of $500,000 individually or $1,000,000 in the aggregate; (v) any sale, transfer, lease, or other disposition of (including through any licensing) any (A) current assets, real, personal or mixed of the Valves Business, other than the sale of inventories in the ordinary course of business consistent with past practice or (B) non-current assets, real, personal or mixed of the Valves

Business except to the extent same has been replaced with a comparable asset of reasonably similar value; (vi) any change in any material accounting principle or accounting practice used by any Target Company or any Selling Entity relating to the Valves Business, other than such changes disclosed in Section 3.09 of the Disclosure Schedule; (vii) any amendment or restatement of the Charter or the By-Laws of any Target Company; (viii) any incurrence of non-current liabilities by any Target Company; (ix) other than increases reasonably consistent with past practice, any material increase taken as a whole in the compensation paid or benefits provided to the employees of the Target Companies; and (x) any agreement, whether in writing or otherwise, to take any of the actions specified in this Section 3.09, except as expressly required by this Agreement. Further, since December 31, 2001, there have been no events or occurrences, individually or in the aggregate, which is reasonably expected to have a Material Adverse Effect. For purposes of Article IX only, the immediately preceding sentence shall be disregarded, and in its place and stead the following shall be inserted: "There has not occurred, individually or in the aggregate, since December 31, 2001, any Material Adverse Effect."

        Section 3.10    Litigation.    Except as set forth in Section 3.10 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of Seller, threatened in writing against any Target Company, or any Selling Entity, that individually or in the aggregate could be reasonably expected to have or will have a Material Adverse Effect or prevent or materially delay the consummation by any Selling Entity or any Target Company of the transactions contemplated by this Agreement. To the Knowledge of Seller, no Target Company nor any Selling Entity is subject to any outstanding Governmental Order which could be reasonably expected to have individually or in the aggregate a Material Adverse Effect.

        Section 3.11    Compliance with Laws; Certain Regulatory Matters.    Except as set forth on Section 3.11 of the Disclosure Schedule, to the Knowledge of Seller, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, the Valves Business has been conducted and is being conducted in compliance with all Laws applicable thereto, and neither any Selling Entity nor any Target Company has received any written notice alleging that the Valves Business is not in compliance with any applicable Law. Notwithstanding the foregoing, the representations and warranties in this Section 3.11 do not apply to licenses and permits, environmental matters, intellectual property rights, employee benefit matters and Taxes, which matters are covered exclusively in Section 3.12, Section 3.13, Section 3.14, Section 3.17 and Section 3.18, respectively.

        Section 3.12    Licenses and Permits.    To the Knowledge of Seller, except as could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, each Target Company (i) currently holds all governmental licenses, permits and other approvals necessary for the current use, occupancy and operation of its business, and is in compliance with all such permits, licenses and approvals, and (ii) has made all required filings with, or notifications to, all Medical Product Regulatory Authorities pursuant to applicable requirements of all Laws applicable to the Valves Business. Notwithstanding the foregoing, the representations and warranties in this Section 3.12 do not apply to environmental matters, intellectual property rights, employee benefit matters and Taxes, which matters are covered exclusively in Section 3.13, Section 3.14, Section 3.17 and Section 3.18, respectively. No such material licenses, permits or approvals must be reissued or can be withdrawn or materially modified arising out of the transactions contemplated hereby and/or any Transaction Agreement.

        Section 3.13    Environmental Matters.

        (a)  Except as set forth in Section 3.13 of the Disclosure Schedule, no Target Company: (i) is in material violation of any Environmental Law nor has it received notice that any such violation exists; (ii) has placed, deposited or released any Hazardous Substances upon or under any real property currently or formerly owned or leased by it, except in compliance with Environmental Laws or in such amounts that would not give rise to material costs to comply with Environmental Laws or otherwise give rise to material liability under Environmental Laws, (iii) has performed or suffered any act which would give rise to material liability to it under the Comprehensive Environmental Response, Compensation and Liability Act in connection with a release of a Hazardous Substance at a property other than a property currently or formerly owned or leased by it; and (iv) has received notice from any Governmental Authority (other than notices that have been fully complied with or withdrawn) requiring the removal of any alleged Hazardous Substance, or advising of any pending or contemplated search or investigation of any real property owned or leased by any Target Company.

        (b)  Each Target Company has been issued, and will maintain until the date of the Closing, all required federal, state and local permits, licenses and other approvals with respect to its properties relating to (i) air emissions, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of Hazardous Substances and (vi) other environmental matters. No such material licenses, permits or approvals must be reissued or can be withdrawn or materially modified arising out of the transactions contemplated hereby and/or any Transaction Agreement

        Section 3.14    Intellectual Property.    To the Knowledge of Seller, Section 3.14(i) of the Disclosure Schedule sets forth a true and complete list of all material patents, patent applications, registered trademarks, trademarks as to which any Target Company claims a common law right and registered copyrights that is owned by, or licensed by a third party to, any Target Company (collectively, with all other Intellectual Property owned by or licensed to a Target Company, the "Target Company Intellectual Property"). Except as set forth in Section 3.14(ii) of the Disclosure Schedule, to the Knowledge of the Seller, no Person is engaging in any activity that infringes upon the Target Company Intellectual Property. Except as disclosed in Section 3.14(iii) of the Disclosure Schedule, no claim has been asserted in writing to any Target Company or any Seller Affiliate (a) that the use of the Target Company Intellectual Property infringes or otherwise violates or may infringe or otherwise violate upon the Intellectual Property of any third party, or (b) challenging or seeking to deny or restrict the use by any Target Company of any of the Target Company Intellectual Property. Except as set forth in Section 3.14(iii) of the Disclosure Schedule, to Sellers' Knowledge, none of the products which have been or are currently being manufactured, used, sold, or offered for sale by the Valves Business (or the manufacturing processes therefor) infringes or otherwise violates the Intellectual Property rights of any other Person (including any Seller Affiliate) and, except as set forth in Section 3.14(iv) of the Disclosure Schedule, to Seller's Knowledge, none of the products (or the expected manufacturing processes therefor) that the Valves Business is developing that are currently expected by any Target Company to be launched prior to December 31, 2003 will infringe or otherwise violate, the patents or other Intellectual Property of any other Person, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. In addition, no written notice has been received by any Target Company or any Seller Affiliate calling patents to the attention of such Person regarding any products of the Valves Business except to the extent such matters have been resolved. Except as set forth on Section 3.14 of the Disclosure Schedule and as could not reasonably be expected to have and (as to clause (i) but not clause (ii)) will not have individually or in the aggregate a Material Adverse Effect, (i) with respect to each item of Intellectual Property owned by a Target Company, a Target Company is the owner of the entire right, title and interest in and to such Intellectual Property and is entitled to use such Intellectual Property in the continued operation of the Valves Business and (ii) to the Knowledge of Seller, with respect to each item of Intellectual Property licensed by a Target Company, a Target Company is entitled to use such Intellectual Property in the continuing operation of the Valves Business. To the Knowledge of the Seller, the Target Company Intellectual Property constitutes all of the Intellectual Property necessary (i) to the continued operation of the Valves Business in a manner consistent with past practice and to the operation of the New Vancouver Facility and (ii) as indicated in the business plan provided to the Purchaser prior to the date hereof, except as could not reasonably be expected to have or will not have, individually or in the aggregate, a Material Adverse Effect, to conduct the Valves Business as indicated in the business plan provided to the Purchaser prior to the date hereof (including as to the future sale of tissue valves in the United States). Seller and each Target Company have taken reasonable steps in accordance with industry practice to maintain the confidentiality of trade secrets and other confidential Target Company Intellectual Property and, to the Knowledge of Seller, there has been no misappropriation of any material trade secrets or other material confidential (i) Target Company Intellectual Property by any Person or (ii) Intellectual Property of any other Person by any Target Company. All of the Owned Intellectual Property is owned free and clear of any Encumbrance other than Permitted Encumbrances. The Target Company Intellectual Property includes all Intellectual Property relating to heart valves that may or will use polymer technology. To the Knowledge of the Seller, each of CMI, MIT and the other Target Companies own or have acquired by direct license from non-affiliated third parties all of the material software, hardware and other Intellectual Property necessary to run their business and the business of their subsidiaries. All of the licensed software, hardware and other Intellectual Property obtained from non-affiliated third parties and the license agreements therefor is described in Section 3.14(v) of the Disclosure Schedule and, to the Knowledge of Seller, each such license is legal, valid, binding and enforceable and in full force and effect and (without limiting the generality of Section 3.06 hereof), except as could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, no such non-affiliated third party has the right to terminate, amend, accelerate, cancel or exercise any other rights under any contract relating thereto by reason of the transactions contemplated hereby.

        Section 3.15    Material Contracts.

        (a)  Section 3.15 of the Disclosure Schedule lists the following contracts with respect to the Valves Business as of the date of this Agreement including any to which a Target Company is a party, subject or bound (the "Material Contracts"):

            (i)  any contract (excluding routine checking account overdraft agreements involving petty cash amounts) under which any Target Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $500,000 to Persons not Affiliated with Seller or under which Seller or any of its Affiliates or any Target Company has granted a security interest or other Encumbrance on any of the properties or other assets of any Target Company, whether tangible or intangible, to secure such Indebtedness;

          (ii)  any lease of personal property which constitutes property or an asset of the Valves Business involving an annual expense in excess of $100,000 that is not cancelable within 90 calendar days without any payment or penalty in respect of such cancellation;

          (iii)  any contract containing covenants limiting any Target Company's freedom to engage in any line of business or to compete with any Person;

          (iv)  all active contracts providing for Clinical Application Research Studies;

          (v)  any contract granting to any Person any right to market, distribute or resell any product of the Valves Business, or to represent the Valves Business with respect to any such product, or otherwise act as agent for the Valves Business in connection with the marketing, distribution or sale of any product of the Valves Business, that, in any case, is not cancelable within 90 calendar days without any payment or penalty in respect of such cancellation, whether or not such contract exclusively relates to the Valves Business;

          (vi)  any material contract between any Target Company and Seller or any of its Affiliates (other than contracts relating to intercompany debt);

        (vii)  any contract establishing any joint venture, strategic alliance or other collaboration that is material to the Valves Business;

        (viii)  any lease of real property to which the Valves Business is a party involving annual expense in excess of $100,000 that is not cancelable within 90 calendar days without any payment or penalty in respect of such cancellation;

          (ix)  any contract for the purchase or sale by the Valves Business of products or services during the fiscal year ended December 31, 2001 that resulted in, or during the fiscal year ending December 31, 2002 that is reasonably is expected to result in, purchases or sales by the Valves Business in excess of $500,000 and that is not cancelable within 90 calendar days without any payment or penalty in respect of such cancellation;

          (x)  any sole source supply contract for the purchase of a raw material or a component that is otherwise not generally available and that is used in the manufacture of any of the products of the Valves Business, which products during the fiscal year ended December 31, 2001 had sales in excess of $500,000;

          (xi)  all contracts with any present or former officer, employee or consultant of the Valves Business pursuant to which such officers, employees or consultants are currently entitled or expected to receive compensation in excess of $150,000 on an annual basis;

        (xii)  all collective bargaining or other labor or union contracts, if any; and

        (xiii)  any other contract which requires or is likely to require any party thereto to pay an amount (whether in a lump sum or series of installments) in excess of $500,000 (whether or not partly paid) and any other contract which is otherwise material to the Valves Business.

        (b)  To the Seller's Knowledge, except as disclosed in Section 3.15(b) of the Disclosure Schedule, none of the Target Companies is in breach of, or default under, any Material Contract, except for any such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Each Material Contract is a valid agreement, arrangement or commitment of the Valves Business enforceable against the applicable constituent corporation of the Valves Business in accordance with its terms and, (i) is to the Knowledge of Seller, and (ii) assuming due authorization, execution and delivery by the other part(ies) thereto will not, as a result of the transactions contemplated hereby, cease to be, a valid agreement, arrangement or commitment of each other party thereto, enforceable in all material respects against each such party in accordance with its terms, subject to general equitable principles and except as enforceability of any Material Contract may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditor's rights.

        Section 3.16    Real Property.    Set forth in Section 3.16(i) of the Disclosure Schedule is a complete list of all of the real property owned or leased by the Target Companies. Any real property owned by any Target Company is owned free and clear of Encumbrances other than Permitted Encumbrances. The Target Companies have a valid leasehold in all real property leased by the Target Companies free and clear of all Encumbrances other than Permitted Encumbrances. To Seller's knowledge, except as otherwise described in Section 3.16(ii) of the Disclosure Schedule, the roofs, walls, foundations, water, sewer, plumbing, air conditioning and electrical systems and other major structural components of or located on and serving the facility in Austin, Texas comprising approximately 193,000 square feet (the "Austin Facility"), the existing facility in Vancouver, Canada comprising approximately 20,000 square feet (the "Existing Vancouver Facility") and if and to the extent applicable the new facility being built in Vancouver, Canada (the "New Vancouver Facility" and together with such other two facilities, the "Principal Real Properties" and each a "Principal Real Property") are in reasonably good operating condition and free from material defects. There is a valid non-disturbance agreement with respect to any mortgage, deed of trust or similar instrument for borrowed money that is a lien against any land underlying any Principal Real Property. With respect to the New Vancouver Facility, Section 3.16(iii) of the Disclosure Schedule sets forth a true and complete list of the (i) the schedule of all material prior and future actions, and the estimated dates thereof as to future actions, required to complete the New Vancouver Facility and make same fully functional for its intended use in the Valves Business in all material respects, (ii) the nature and amount of costs, in reasonable detail, expected to be incurred to complete the New Vancouver Facility and make same fully functional in all material respects, and (iii) the costs incurred through the date hereof with respect to the New Vancouver Facility. Set forth in Section 3.16(i) of the Disclosure Schedule are (i) a list of all leases relating to each Leased Real Property and (ii) a brief description of each piece of Owned Real Property. A Target Company has (A) good and marketable title to all Owned Real Property and to all fixtures thereon, free and clear of any Encumbrances, except for Permitted Encumbrances, and (B) the right to quiet enjoyment of all Leased Real Properties for the full term of the leases. To the Knowledge of Seller, no other party to any such lease respecting a Leased Real Property is in material default thereunder.

        Section 3.17    Employee Benefit Matters.

        (a)  Set forth in Section 3.17(a) of the Disclosure Schedule is a list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) and all other material employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change in control and fringe benefit plans (other than any employment or personnel policy, practice or procedure) maintained, or contributed to, by or on behalf of any Target Company for current or former employees or directors of the Valves Business, or with respect to which any Target Company could incur liability under Section 4069, 4201 or 4212(c) of ERISA (collectively, all such plans of the Target Companies are hereinafter referred to as the "Target Company Benefit Plans"). With respect to each Target Company Benefit Plan, Seller has made available to Purchaser a true and complete copy of the following, if applicable: (i) the most recent summary plan description for each Target Company Benefit Plan for which a summary plan description is required; (ii) such Target Company Benefit Plan, and each trust agreement relating to such Target Company Benefit Plan; (iii) the most recent annual report (Form 5500) filed with the IRS; and (iv) the most recent determination letter issued by the IRS with respect to any Target Company Benefit Plan qualified under Section 401(a) of the Code.

        (b)  To the Knowledge of Seller, the Target Company Benefit Plans have been operated and administered in compliance with the terms of such Target Company Benefit Plans, ERISA, the Code and any other applicable Law, except for any noncompliance that would not have individually or in the aggregate a Material Adverse Effect.

        (c)  Except as set forth in Section 3.17(c) of the Disclosure Schedule, there are no outstanding agreements providing for severance payments with respect to any employees of the Target Companies which would individually or in the aggregate have a Material Adverse Effect.

        (d)  Each Target Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Target Company Benefit

Plan is so qualified except which would not have a Material Adverse Effect and, to the Knowledge of Seller, no fact or event has occurred since the date of such letter that could be reasonably construed as affecting the qualified status of such Target Company Benefit Plan. No Target Company is a party to or subject to or bound by any collective bargaining or other labor union contract and no collective bargaining agreement is being negotiated by any Target Company or Seller Affiliate that would be applicable to such persons. There is no labor dispute, strike or work stoppage against any Target Company pending or, to the Knowledge of Seller, threatened in writing that may interfere with the Valves Business, except where such dispute, strike or other stoppage would not have a Material Adverse Effect. To the Knowledge of Seller, no Target Company, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the Valves Business, and there is no charge or complaint against any Target Company by the National Labor Relations Board or any comparable state agency pending or threatened in writing with regard to the Valves Business, except where such unfair labor practice, charge or complaint would not have a Material Adverse Effect.

        Section 3.18    Taxes.

        (a)  (i) Each Selling Entity and each Target Company has timely filed or will timely file all material Tax Returns relating to the Valves Business for any period ending on or before the Closing Date, taking into account any extension of time to file granted thereto; and (ii) except for Taxes that will be included as a current liability within the computation of Working Capital on the Closing Date Balance Sheet, all Taxes relating to the Valves Business required to be paid with respect to the periods covered by such Tax Returns have been or will be paid.

        (b)  There is no written claim or assessment pending against any Selling Entity or any Target Company for any alleged deficiency in Taxes relating to the Valves Business, and neither Seller nor any Target Company has been notified in writing of any audit or investigation with respect to any liability of the Valves Business for Taxes; and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax relating to the Valves Business.

        Section 3.19    Related Party Transactions.    Set forth in Section 3.19(a) of the Disclosure Schedule are the types of goods and services, and the approximate aggregate revenues during the last twelve months from such goods or services, sold or provided (i) by any Target Company to any Seller Affiliate and (ii) by any Seller Affiliate to any Target Company. Set forth in Section 3.19(b) of the Disclosure Schedule is a list of any written contracts between or among (i) any Target Company and/or the Valves Business and (ii) any Seller Affiliate. All sterilization that is done with respect to the Valves Business is done at facilities owned or leased by the Target Companies or by an unaffiliated third party (except for sterilization of Vascutek grafts, which is done by Vascutek).

        Section 3.20    Assets.    Except as disclosed in Section 3.20 of the Disclosure Schedule, each Target Company owns, leases or has the legal right to use its assets free and clear of any Encumbrances except for Permitted Encumbrances (and except as to any leased assets, the provisions of any such lease, and except as to any licensed Intellectual Property, the provisions of any such license.)

        Section 3.21    Brokers.    Except for Lehman Brothers ("Lehman"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Target Company. Seller is solely responsible for the fees and expenses of Lehman.

        Section 3.22    No Sale or Manufacture of Implants.    Except for those products listed in Section 3.22 of the Disclosure Schedule distributed by Sulzer Medica Canada Inc. (which did not include knee implants or hip implants), no Target Company manufactured, distributed, offered for sale, sold or otherwise had any involvement relating to any knee or hip implants or any other product developed, designed, manufactured, distributed, offered for sale or sold by any Seller Affiliate (other than graft products of Vascutek Ltd. sold as part of a valve by the Valves Business).

        Section 3.23    Other Matters.    Seller is not insolvent, as the term insolvent is used in bankruptcy law, fraudulent conveyance law, insolvency law or other similar laws of general application relating to creditors rights. To the Knowledge of Dennis Wallach, except as set forth in Section 3.23(iii) of the Disclosure Schedule, there are no individuals who prior to June 30, 2002 principally performed services for the Valves Business and are paid or employed by a Seller Affiliate. Except for sales personnel employed by Sulzer Medica Canada Inc., the salespersons employed by any Target Company do not, with minor exceptions, sell any products of any Seller Affiliate. The sales of all annuloplasty rings by the Valves Business for all periods prior to the date hereof have not exceeded, in the aggregate, Seven Thousand Five Hundred (7,500) units. The ethical codes/policies pursuant to which the Target Companies conduct the Valves Business is attached to Section 3.23 of the Disclosure Schedule and the Target Companies have been and are in compliance in all material respects with such codes/policies.

        Section 3.24    No Implied Representations and Warranties.    No Target Company is making any representations or warranties. No Selling Entity is making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Selling Entities made in this Agreement (or in any certificate contemplated hereby and delivered to Purchaser in connection herewith) or in any Transaction Agreement. Subject to such representations and warranties and the provisions of Article IX hereof, the Shares, the assets and business of the Target Companies being acquired by Purchaser at the Closing as a result of this Agreement and the transactions contemplated hereby shall be acquired by Purchaser on an "as is, where is" basis and in their present condition, and Purchaser shall rely solely upon its own examination thereof. In any event, except as set forth herein or in any Transaction Agreement, none of the Selling Entities, the Target Companies nor any of their respective officers, directors, stockholders, employees, Affiliates or representatives, as the case may be, has made or is making any representation, express or implied, as to the value of any asset or business being so acquired, or any warranty of merchantability, suitability or fitness for a particular purpose or quality, or as to the condition or workmanship thereof, or as to the absence of any defects therein, whether latent or patent.

        Section 3.25    No Defects.    To the Knowledge of Seller, (i) there are no design defects or defects in the manufacturing process with respect to any inventory of the Valves Business and (ii) there are no existing facts or circumstances from which one may reasonably conclude that a design defect or a defect in the manufacturing process exists with respect to products in such inventory.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller that:

        Section 4.01    Incorporation and Authority of Purchaser.    Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller and Centerpulse) this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to general equitable principles and except as enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditor's rights.

        Section 4.02    No Conflict.    Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained and all filings and notifications described in Section 3.06 or 4.03 have been made, and except as may result from any facts or circumstances relating solely to the

Selling Entities or the Target Companies, the execution, delivery and performance by Purchaser of this Agreement do not and will not (i) violate or conflict with the Charter or Bylaws of Purchaser, (ii) conflict with or violate any Law or Governmental Order applicable to Purchaser or (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract to which Purchaser or any of its subsidiaries is a party or by which any of their assets or properties is bound, except in any such case for any violations, conflicts, breaches, defaults or other matters that would not prevent or materially delay the consummation by Purchaser of the transactions contemplated hereby.

        Section 4.03    Consents and Approvals.    The execution, delivery and performance by Purchaser of this Agreement do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) the notification requirements under any applicable antitrust or competition Laws (including merger control Laws), (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Selling Entities or the Target Companies.

        Section 4.04    Litigation.    There are no Actions pending or, to the knowledge of Purchaser, threatened against Purchaser that are reasonably likely to prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement.

        Section 4.05    Investment Purpose.    Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

        Section 4.06    Brokers.    Except for Interbanca, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Interbanca.

        Section 4.07    Sufficient Funds.    Purchaser has as of the date hereof and will have as of the Closing, sufficient funds available, in the form of cash and cash equivalents and borrowing capacity under currently committed lines of credit, to pay the Base Cash Purchase Price and all related fees and expenses.

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.01    Conduct of Business Prior to the Closing.    Seller covenants and agrees that, between the date of this Agreement and the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule or as provided for in any other provision of this Agreement, unless Purchaser shall have otherwise previously agreed in writing:

          (a)  Seller shall cause the Valves Business to be conducted in the ordinary course of business in a manner substantially consistent with past practice and to use all reasonable efforts to preserve its business substantially intact and to preserve current relationships with customers and suppliers of, and other Persons (including employees) having business relationships with the Valves Business; provided, however, that no action by any Selling Entity or any Target Company with respect to matters specifically addressed by any provision of Section 5.01(b) or Section 5.01(c) shall be deemed a breach of this Section 5.01(a) unless such action would constitute a breach of any such provision of Section 5.01(b) or Section 5.01(c), as applicable.

          (b)  Seller shall not permit, and Seller shall ensure that no Selling Entity permits, any Target Company to directly or indirectly:

              (i)  amend its Charter or Bylaws or permit it to merge or consolidate, or obligate itself to do so, with or into any other entity;

            (ii)  issue or sell any shares of capital stock of, or other equity interests in such Target Company or securities convertible into or exchangeable for such shares or equity interests or permit the sale or transfer of, or create or permit any Encumbrance other than Permitted Encumbrances or Encumbrances that will be removed at or prior to the Closing on, any property or assets of any Target Company, except for sales of current assets in the ordinary course of business consistent in all material respects with past practice and other current asset sales for consideration aggregating to not more than $100,000;

            (iii)  declare, set aside, make or pay any dividend or other distribution, payable in stock, property or otherwise (other than in cash), with respect to any of its capital stock except stock dividends in the ordinary course of business and consistent in all material respects with past practice;

            (iv)  establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or key employees of any Target Company, except in the ordinary course of business or as may be required by Law or by existing contractual arrangements previously furnished to Purchaser;

            (v)  enter into any employment, retention or severance agreement with any employees of such Target Company, or adopt or enter into any collective bargaining agreement covering employees of any Target Company, except in the ordinary course of business or as may be required by Law or by existing contractual arrangements;

            (vi)  acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets (it not being applicable to the acquisition of assets in the ordinary course)) any corporation, partnership, limited liability company, other business organization or any division thereof;

          (vii)  assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent in all material respects with past practice in an amount not in excess of $100,000 in the aggregate;

          (viii)  make a purchase commitment inconsistent with past practice or in excess of the normal, ordinary and usual requirements of the Valves Business;

            (ix)  make any change in any method of accounting or accounting practice or policy used by any Target Company other than changes that are required by AAP (including the generally accepted accounting principles) in effect in the country in which such Target Company is based;

            (x)  incur any Indebtedness or incur any non-current liability (whether or not same constitutes Indebtedness) in excess of $250,000 in the aggregate except Indebtedness to Seller or any Affiliate of Seller) provided that all of same that is so incurred is paid in full on or prior to the Closing Date or is assumed by Purchaser, at Purchaser's election, and the Base Cash Purchase Price is reduced in an amount equal to such Indebtedness;

            (xi)  enter into, amend or renew or exercise any options under any Material Contract or any contract specified in Section 3.08(b)(i)-(v) or materially modify the customary payment cycles for any of its payables or receivables;

          (xii)  take any action that would cause the representation in Section 3.03 to be untrue or incorrect in any material respect on the Closing Date;

          (xiii)  Seller shall immediately notify Purchaser if (A) Seller (or any Target Company) becomes aware of any design defect or defect in the manufacturing process with respect to any inventory of Valves Business or (B) Seller becomes aware of any facts or circumstances from which one may reasonably conclude that a design defect or a defect in the manufacturing process exists with respect to products in inventory; or

          (xiv)  Seller shall not (and shall cause each Target Company not to) modify the design of or the manufacturing process (other than any immaterial modification) for any of its products except to the extent a defect exists in such design or manufacturing process; provided that, prior to modifying any such design or manufacturing process, Seller shall notify Purchaser of any such proposed modification in the design or manufacturing process (which notice shall contain a detailed proposal of the nature and implementation of such modification) and Purchaser shall approve the same, which approval shall not be unreasonably withheld or delayed.

          (c)  Seller shall cause each Target Company to not terminate or reduce benefits under any of its retention plans or agreements.

          (d)  Seller and the other Selling Entities shall cause each Target Company to maintain all licenses, permits, and other approvals specified in Section 3.12(i) and Section 3.13(b) that are material to the Valves Business.

          (e)  At Purchaser's request, Seller shall take all reasonable steps to assess and, if appropriate, extend the average remaining shelf life of the inventory of the Valves Business, by reprocessing same, in full compliance with Seller's quality control practices and procedures and applicable Law. Purchaser and Seller shall bear equally the cost of the foregoing with respect to out-of-pocket costs.

          (f)    After the date of this Agreement, Purchaser may designate two persons, as observers at the facilities of the Target Companies for quality control and human resources functions. Each such observer shall be reasonably acceptable to the Seller and the parties shall arrange, as soon as practicable after such designation (and approval), to introduce such individuals to the relevant employees of the Target Companies by the Seller or its nominee.

        Section 5.02    Investigation; Confidentiality.

        (a)  Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon and the representations and warranties and other provisions contained herein and in any Transaction Agreement has formed an independent judgment concerning the Valves Business, (ii) has been furnished with or given adequate access to such information about the Valves Business as it has requested, (iii) has had independent legal, financial and technical advice relating to the Valves Business and the terms of this Agreement and the documents to be executed pursuant hereto, and (iv) other than as permitted by this Agreement or any Transaction Agreement, will not assert any claim against Seller or any of its Affiliates or any of Seller's or its Affiliates' respective directors, officers, employees, agents, stockholders, consultants, investment bankers, accountants, counsel or representatives, or hold Seller or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by Seller or such persons concerning Seller or the Valves Business. Any implied warranty or similar rights applicable to any of the transactions contemplated hereby under the Law of any jurisdiction that is not provided for in this Agreement or in any Transaction Agreement is hereby expressly and irrevocably waived by Purchaser to the fullest extent permitted by such Law, and Purchaser agrees that it shall not seek to enforce any such implied warranties or similar rights.

        (b)  In connection with Purchaser's investigation of the Valves Business, Purchaser has received certain financial projections and other financial forecasts, and certain financial plan and budget information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts, plans and budgets so furnished to it, and that Purchaser will not assert any claim against Seller or any of its Affiliates or any of Seller's or its Affiliates' respective directors, officers, employees, agents, stockholders, consultants, investment bankers, accountants, counsel or representatives, or hold Seller or any such persons liable with respect thereto. Accordingly, Seller makes no representation or warranty with respect to any projections, forecasts, plans or budgets referred to in this Section 5.02(b). Seller acknowledges that (i) the provisions of this Section 5.02(b) are not intended to and do not otherwise impair, reduce or otherwise affect the representations and warranties made by Seller in Article III of this Agreement (including as to the estimates inherent in preparing the Reference Balance Sheet and the Valves Business Financial Statements referred to in Section 3.07 hereof) and in any Transaction Agreement and (ii) the foregoing shall not apply with respect to the completion of the New Vancouver Facility.

        (c)  The terms of the letter agreement dated as of June 19, 2002 (the "Confidentiality Agreement") between Lehman, as agent for Centerpulse, and Purchaser are incorporated by reference herein and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Purchaser under this Section 5.02(c) shall terminate; provided, however, that the Confidentiality Agreement shall not terminate with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) (i) to the extent that is not exclusively related to the transactions contemplated by this Agreement and (ii) that is not used or useful in operating the Valves Business. If this Agreement, is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect thereafter in accordance with its terms.

        (d)  Following the Closing, Seller and Centerpulse agree to, and will cause its agents, representatives, Affiliates, employees, officers and directors, (i) to treat and hold as confidential (and not disclose or provide access to any Person), in a manner consistent with its practices prior to the date hereof, all information concerning the Valves Business that was previously treated by Seller and its Affiliates as confidential, to not disclose any information concerning the Valves Business to a Diversified Company or a business referred to in Section 5.07 hereof, and to not use any such confidential information, (ii) in the event that Seller or any such agent, representative, Affiliate, employee, officer or director becomes compelled by Law (including any requirement of the New York Stock Exchange or the Swiss Exchange) to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.02(d), and (iii) in the event that such protective order or other remedy is not obtained or is not available, or Purchaser waives compliance with this Section 5.02(d), furnish only that portion of such confidential information that is legally required to be provided and use all reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Section 5.02(d) by Seller, its agents, representatives, Affiliates, employees, officers or directors. Anything in this Section 5.02(d) to the contrary notwithstanding, Seller and its agents, representatives, Affiliates, employees, officers and directors shall have the right to use and disclose confidential information described in this Section 5.02(d) of the type listed in Exhibit 5.02(d) hereto but not in connection with any Competitive Business.

        Section 5.03    Access to Information.

        (a)  From the date hereof until the Closing Date, upon reasonable notice, Seller shall, and shall cause the Target Companies and each of their respective officers, directors, employees, auditors and agents to, (i) afford the officers, employees and authorized agents and representatives of Purchaser and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Target Companies and, (ii) furnish to the officers, employees and authorized agents and representatives of Purchaser and its Affiliates such additional financial and operating data and other information regarding the Target Companies as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or any of its Affiliates.

        (b)  In order to facilitate the resolution of any claims made by a third party against a party or any Target Company or any Affiliate or for which a party or any of its Affiliates remains liable, after the Closing Date, upon reasonable notice, each party shall (i) afford the officers, employees and authorized agents and representatives of a requesting party reasonable access, during normal business hours, to the offices, properties, books and records of each party and those of the Target Companies; (ii) furnish to the requesting parties' officers, employees and authorized agents and representatives such additional financial and other information in its possession or in the possession of any Target Company or Affiliate as it or such officers, employees and authorized agents and representatives may from time to time reasonably request; and (iii) make available at the requesting party's expense to each party its then current employees whose assistance, testimony or presence is necessary to assist the requesting party in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that (i) such investigation shall not unreasonably interfere with the business or operations of Purchaser or Seller, any Target Company or any of its Affiliates and (ii) no party or other Person shall be required to disclose any privileged information or any attorney work product.

        (c)  Notwithstanding the foregoing, Seller shall not be required, prior to the Closing Date, to disclose, or cause the disclosure of, to the officers, employees or authorized agents or representatives of Purchaser (or provide access to any offices, properties, books or records of Seller or any of its Affiliates that could result in the disclosure to such persons or others of) any confidential information relating to pricing and marketing plans, to the extent that Seller reasonably believes that disclosure of such information would create a significant risk of a violation of any antitrust or competition Law, nor shall Seller be required to permit or cause others to permit the officers, employees or authorized agents or representatives of Purchaser to copy or remove from the offices or properties of Seller or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information.

        Section 5.04    Books and Records.

        (a)  Except as otherwise provided in Article VII, Purchaser agrees that it shall preserve and keep all books and records in respect of the Target Companies in Purchaser's possession for a period of at least six years from the Closing Date. After such six-year period, before Purchaser shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by Purchaser to Seller, and Seller shall be given an opportunity during such 90-day period, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. During such six-year period, duly authorized representatives of Seller shall, at Seller's expense, upon reasonable notice and with Purchaser's consent, such consent not to be unreasonably withheld, have access thereto during normal business hours to examine, inspect and copy such books and records.

        (b)  If, in order properly to prepare documents required to be filed with Governmental Authorities or required under any applicable Law, it is necessary that either party hereto (or any of their respective Affiliates) or any successors be furnished with additional information relating to the Target Companies and such information is in the possession of the other party hereto or any of its Affiliates, such party agrees to use its reasonable efforts to furnish such information to such other party as soon as reasonably practicable, at the cost and expense of the party being furnished such information, subject to the requesting party agreeing to any reasonable arrangements relating thereto requested by the providing party.

        Section 5.05    Satisfaction of Conditions Precedent; Regulatory and Other Authorizations; Notices and Consents.

        (a)  Seller and Purchaser shall use all reasonable efforts to cause the satisfaction of the conditions precedent contained in Article VIII. Each party hereto shall use all reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its and its Affiliates' execution and delivery of, and the performance of their obligations pursuant to, this Agreement and each Transaction Agreement and shall cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within fifteen Business Days of the date hereof and the filings specified on Exhibit 8.02(b) within ten Business Days of the date hereof, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or any other competition or antitrust Governmental Authority. In addition, each party agrees to make, or to cause to be made, promptly any filing that may be required under any other antitrust or competition law or by any other antitrust or competition authority. The parties agree to use best efforts not to take any action or omit to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals provided that the foregoing will not prevent Purchaser from negotiating with any Governmental Authority as provided in Section 5.05(c).

        (b)  Without limiting the generality of Purchaser's undertakings pursuant to Section 5.05(a), Purchaser shall:

            (i)  take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws or anti-competition Laws (including merger control or similar laws) ("Government Antitrust Authority") regarding the legality under any antitrust or anti-competition Law (including any merger control or similar Law) of Purchaser's acquisition of the Target Companies: entering into negotiations, providing information, litigating, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), or licensing particular assets or categories of assets of the Valves Business or Purchaser or any of its subsidiaries or Affiliates;

          (ii)  use its best efforts, including litigation, to prevent the entry in a judicial or administrative proceeding brought under any antitrust or anti-competition Law (including any merger control or similar Law) by any Government Antitrust Authority or any other party, of any permanent or preliminary injunction or other Governmental Order that would make consummation of the acquisition of the Target Companies in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation, including, without limitation, taking the steps contemplated by Section 5.05(b)(i); and

          (iii)  take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all steps, including, without limitation, the appeal thereof, the posting of a bond or the steps contemplated by Section 5.05(b)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

        (c)  Notwithstanding the other provisions of this Section 5.05 (except the next sentence), Purchaser shall take promptly all actions and do all things necessary or proper to eliminate each and every impediment under any antitrust or competition Law (including any merger control Law) that may be asserted by any Government Antitrust Authority so as to enable the parties to expeditiously close the transactions contemplated by this Agreement, including committing to or effecting, by consent decree, hold separate orders, or otherwise, the sale or disposition of such of its assets or businesses or of the Valves Business to be acquired by it pursuant to this Agreement as are required to be divested, litigating, licensing, or taking any other action, in order to not become subject to the entry of any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. Purchaser will be entitled to control any negotiations with any Governmental Authority concerning antitrust or competition matters, and Seller will, and will cause its Affiliates to, use their respective best efforts to cooperate with Purchaser in connection with such negotiations as Purchaser may reasonably request. Purchaser and Seller shall each pay or promptly reimburse its respective filing fees associated with the HSR filings and any other filings with any antitrust or competition authority required or determined by Purchaser to be made in any other jurisdictions. Seller shall cooperate with Purchaser as Purchaser may from time to time reasonably request in connection with the foregoing, including to eliminate impediments and minimize the adverse effect of any such actions on Purchaser and its Affiliates and the Target Companies that Purchaser may be reasonably required to effect to comply with its obligations under this Section 5.05.

        (d)  With respect to antitrust and non-competition matters, each party shall notify reasonably promptly the other parties of any material communication it or any of its Affiliates receives from any Governmental Authority relating thereto and Seller shall use reasonable efforts to permit Purchaser to review in advance any proposed written material communication by such party to any Governmental Authority. Seller shall agree not to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry contemplated by this Section 5.05 where it is expected that material issues will be discussed unless it consults with Purchaser in advance and, to the extent permitted by such Governmental Authority, gives Purchaser a reasonable opportunity to attend and participate at such meeting. Subject to a confidentiality agreement to be agreed to by the parties and the Target Companies in favor of Purchaser in form and substance reasonably satisfactory to Purchaser regarding the information to be provided or otherwise communicated to Seller under this Section 5.05 (the "New Confidentiality Agreement"), the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act. Subject to the New Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Section 5.05 and the transactions contemplated by this Section 5.05. The foregoing does not apply to communications with Governmental Authorities not concerning antitrust or competition matters. The preceding provisions of this Section 5.05(d) (i) apply only through the Closing Date or termination of this Agreement and (ii) are subject to Seller executing a New Confidentiality Agreement.

        (e)  Seller will, and will cause its Affiliates to and the Target Companies, respectively, to, promptly give such notices to third parties and use their reasonable efforts to obtain such third-party consents necessary to preserve to the Target Companies the benefits of its arrangements with third parties, including, without limitation, all third party consents that are necessary or desirable in connection with the transfer and/or retention of the Material Contracts. The parties hereto agree that, in the event any consent, approval or authorization from third parties necessary or desirable to preserve for the Valves Business or any Target Company any right or benefit under any lease, license, commitment or other contract to which a Target Company or a Seller Affiliate is not obtained prior to the Closing, Seller will and will cause its Affiliates to, subsequent to the Closing, cooperate with Purchaser and the Target Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. Until and unless such consent, approval or authorization is obtained, Seller shall and will cause its Affiliates to use all reasonable efforts to provide the Target Companies or Purchaser with the rights and benefits of the affected contract to the extent relating to the Valves Business and, if Seller provides such rights and benefits, the Target Companies or Purchaser shall assume the post-closing obligations and burdens thereunder relating thereto. Purchaser will cooperate with Seller in obtaining any of the foregoing consents, approvals or authorizations from third parties and, if applicable, in obtaining any of such rights and benefits. In addition, in the event such consents, approvals, authorizations or benefits are not obtained, Purchaser will, and will cause the Target Companies to, use reasonable efforts to mitigate any Losses arising from the failure to obtain the foregoing.

        (f)    If on December 31, 2002 all conditions to the obligations of the parties set forth in Article VIII have been satisfied or waived in writing, the waiting period or similar period under any non-United States antitrust or competition Law (including any merger control Law) has not expired or been terminated or any consents, approvals or authorizations required to be obtained from any non-United States Governmental Antitrust Authority regarding antitrust or competition matters have not been obtained, the parties shall cooperate with each other so as to cause the Closing to occur so long as, there is no material risk that effecting the Closing will violate any antitrust or competition Law or permit a Governmental Authority to exercise any material right or remedy in the jurisdiction in which such waiting or similar period had not expired or been terminated or such consent, approval or authorization has not been obtained.

        Section 5.06    Notification to Governmental Authorities.    Purchaser shall, as promptly as practicable after the Closing, and in any event not later than the earlier of (i) 60 calendar days after the Closing Date and (ii) the expiration date of the applicable notification period, notify each Governmental Authority which requires such notification and (x) which is responsible for the regulatory supervision and administration of each of the Target Companies or (y) which otherwise requires notification of the transactions contemplated by this Agreement.

        Section 5.07    Non-Competition.    For a period of five years after the Closing Date (the "Non-Competition Period"), Seller and Centerpulse shall not and shall cause their respective Affiliates not to directly or indirectly own, control or operate an entity or a business that is in the business of manufacturing, marketing, distributing or selling cardiovascular valves or components therefor, or develop or design any products or components intended to be used in cardiovascular valves products (the "Competitive Business"); provided, however, that the foregoing shall not prohibit any such Person from (i) acquiring, only as a passive investment, directly or indirectly, securities of any Person traded in a public market that participates in a Competitive Business; provided that Centerpulse, Seller and its Affiliates do not, in the aggregate, own more than 5% of any class of securities or voting securities of such Person; or (ii) acquiring a company (the "Diversified Company") or a business (x) having not more than 20% of its gross revenues attributable to a Competitive Business, or (y) having more than 20% of its gross revenues attributable to a Competitive Business, so long as, with respect to such Diversified Company or business acquired that shall have derived more than 20% of its gross revenues from a Competitive Business, Seller shall have divested itself within 12 months of its acquisition of such Diversified Company or business of the assets of such Diversified Company or business that constitute the Competitive Business provided further that (A) Centerpulse, Seller and their Affiliates shall not acquire a Diversified Company or business having more than 25% of its gross revenues attributable to a Competitive Business and (B) Centerpulse shall not permit Dennis Wallach (in his capacity as an employee or consultant of Centerpulse or its Affiliates) to provide advice to or otherwise assist any Competitive Business referred to in clause (ii) above during the time that Centerpulse and/or its Affiliates directly or indirectly own same. Except as to Dennis Wallach, Seller shall not and shall not permit any of its Affiliates to, directly or indirectly (i) solicit the employment of (except for general solicitations) any member of the senior management team of the Valves Business or any sales person employed by the Valves Business or (ii) employ or solicit the employment of (except for general solicitations) any Person listed in the definition of Knowledge, for a period commencing on the date hereof and ending twelve months after the Closing Date.

        Section 5.08    Intercompany Arrangements.    Prior to the Closing Date, Seller shall cause any contract that is disclosed (or should have been disclosed) in Section 3.19(ii) of the Disclosure Schedule, other than those contracts set forth in Section 5.08 of the Disclosure Schedule, to be terminated or otherwise amended to exclude any Target Company as a party thereto.

        Section 5.09    Insurance Coverage.    Effective 12:01 a.m. on the Closing Date, each Target Company and the property and assets thereof shall cease to be insured by any Selling Entity's (other than such Target Company's) insurance policies, and Purchaser shall have no rights with respect to any such policy.

        Section 5.10    Transition Services.    Following the Closing Date, Seller shall provide, or cause to be provided, to the Target Companies and Purchaser, and Purchaser shall provide, or cause to be provided, to Seller and its Affiliates, certain services which are currently provided by Seller and its Affiliates to the Target Companies or by the Target Companies to the other businesses of Seller and its Affiliates, all as more fully set forth in a transition services agreement to be agreed between the parties prior to the Closing (the "Seller Transition Services Agreement") and in a second transition services agreement to be agreed between the parties prior to the Closing (the "Purchaser Transition Services Agreement"), respectively, each to be entered into by Seller and Purchaser as of the Closing Date. The parties understand that the only transition services to be provided are for 90 days with respect to payroll services (which are already out-sourced) and benefits administration to the extent same relates to benefits in effect prior to the Closing, and Purchaser shall pay Seller for actual out-of-pocket costs in respect of same and a reasonable allocation of internal costs for salaries and benefits for the persons employed by Seller and its Affiliates providing such services.

        Section 5.11    Further Action.    Subject to Section 5.05 and Section 8.02, each of the parties hereto shall execute and deliver such documents and other papers and take such further action as may be reasonably required or requested to carry out the provisions hereof and to make effective the transactions contemplated hereby.

        Section 5.12    New Vancouver Facility.    Seller shall diligently continue to complete the New Vancouver Facility and make same functional in all material respects for its intended use in the Valves Business as of the date of this Agreement, all in accordance with the plans therefor previously provided to Purchaser (collectively, "Complete") and Seller shall in a timely manner pay all costs and expenses in connection therewith to Complete the New Vancouver Facility. Seller agrees that to the extent the amounts paid from time to time by or on behalf of Purchaser to Complete the New Vancouver Facility exceeds $1,000,000, Seller shall promptly pay such excess to Purchaser upon Purchaser's request from time to time provided that no portion of such One Million Dollars ($1,000,000) to Complete the New Vancouver Facility shall be payable by Purchaser for any such amounts that are for (i) any services performed, materials delivered or other costs otherwise incurred prior to the Closing Date or (ii) any services, materials and other costs that were scheduled in accordance with the plans previously provided to Purchaser to be performed, delivered or otherwise incurred prior to the Closing Date, and Seller agrees to pay for all such services, materials and other costs referred to in clause (i) and this clause (ii).

        Section 5.13    Arrangements Regarding the Mitroflow Contract.    As to any and all Liabilities under the Mitroflow Contract arising out of or relating to the obtaining or the non-obtaining of the FDA Approval (as that term is defined in the Mitroflow Contract), subject to Purchaser having no Liabilities pursuant to this Section 5.13 unless the Closing occurs, the Parties agree as follows:

          (a)  Seller, on the one hand, and Purchaser, on the other hand, shall each pay fifty percent (50%) of (i) all amounts payable, including interest (if payable), that arise out of or relate to the obtaining or the non-obtaining of the FDA Approval ("Potential Mitroflow Obligations"); such amounts include the Market Acceptability Contingent Payment (as such term is defined in the Mitroflow Contract) of Ten Million Dollars ($10,000,000) that may be payable pursuant to Section 3.1(b)(iii) of the Mitroflow Contract; and (ii) all out of pocket expenses, including legal fees and expenses, arising out of or relating to any Action with respect to the FDA Approval, including any incurred in connection with any Action by or involving any Mitroflow Parties (but excluding any Action between or among the Parties relating to the rights and obligations of the Parties under this Section 5.13). Without limiting the generality of the preceding sentence, the obligations in the preceding sentence shall apply under any and all circumstances (except only as expressly set forth in the first sentence of Section 5.13(b)), including if (a) the FDA Approval is not obtained on or prior to December 31, 2007 for any reason of any kind or nature, including by reason, in whole or in part, of any intended or unintended breach prior to and/or after the Closing of any obligations by any Target Company, Seller, Centerpulse, Purchaser or any of their respective Affiliates, including any intended or unintended breach of any best efforts obligation prior to or after the Closing, (b) the FDA Approval is obtained on or prior to December 31, 2007, regardless of whether the tissue valve for which FDA Approval is obtained is developed by (i) Purchaser or (ii) any current Affiliate of Purchaser or (iii) except as is expressly set forth in Section 5.13(b), any other Person, (c) after the Closing, Purchaser, Mitroflow or any of its Affiliates elects to pay the amount that can be elected to be paid pursuant to Section 3.1(b)(ii) of the Mitroflow Contract to discharge the obligations with respect to the FDA Approval, which election shall be made upon the mutual agreement of Purchaser and Centerpulse or (d) there is any Action commenced by any Person, including Purchaser, after the Closing and prior to December 31, 2007 arising out of or relating to payments due or alleged to be due to the Mitroflow Parties with respect to the FDA Approval. "Mitroflow Parties" means the Persons entitled, or who claim to be entitled, to payment arising out of or relating to the FDA Approval.

          (b)  If Mitroflow obtains the FDA Approval for a tissue valve developed on or prior to the date hereof by Mitroflow prior to December 31, 2007 (the "FDA Mitroflow Tissue Valve Approval") then (i) Purchaser shall pay all of the Potential Mitroflow Obligations and (ii) if any payments have been made by Centerpulse or Seller pursuant to this Section 5.13 to the Mitroflow Parties or to Purchaser prior to such FDA Mitroflow Tissue Valve Approval, Purchaser shall reimburse all such payments to Seller and Centerpulse, provided that it is understood and agreed that notwithstanding anything to the contrary in this Agreement (i) the obligations of Seller and Centerpulse under this Section 5.13 shall not be reduced or otherwise affected if, for any reason, Purchaser or Mitroflow elects, or elects to cause its Affiliates, after consultation with Centerpulse and Seller, to not attempt to obtain the FDA Mitroflow Tissue Valve Approval prior to December 31, 2007, including if Purchaser desires to not attempt to obtain the FDA Mitroflow Tissue Valve Approval as contemplated by Section 5.13(e)(ii); and (ii) except as otherwise provided in Section 5.13 with respect to selection of counsel and settlement of the Potential Mitroflow Obligations, and after consultation with Centerpulse and Seller when consultation is required under this Section 5.13, Purchaser shall have the right to make all decisions with respect to all of the matters contemplated by this Section 5.13 (and not just this Section 5.13(b)) solely in the best interests of Purchaser and/or its Affiliates and, accordingly, Purchaser shall have no obligation of any kind or nature to consider the impact of any such decisions on Seller or Centerpulse. Purchaser shall not enter into any settlement of the Potential Mitroflow Obligations if such settlement would commit Seller to pay more than Five Million Dollars ($5,000,000) without the prior written consent of Centerpulse and Seller.

          (c)  Without limiting the generality of Section 5.13(a), all of the obligations in this Section 5.13, including those in Section 5.13(a), shall apply even if Purchaser or its Affiliates obtains FDA Approval prior to January 1, 2008 for a tissue valve not developed on or prior to the date hereof by Mitroflow (including with respect to any tissue valve currently sold or currently in development by Purchaser) and such approval is deemed to cause the entire amount contemplated by Section 3.1(b) of the Mitroflow Contract to be payable to the Mitroflow Parties.

          (d)  All payments payable in connection with the FDA Approval to the Mitroflow Parties pursuant to any contractual obligation, settlement or judgment shall be paid by Centerpulse and Seller at the time same are due, it being understood that if Centerpulse and Seller default in their obligation to make such payments, Purchaser shall have the right to be promptly reimbursed by Centerpulse and Seller for any such payments made by Purchaser that Seller and Centerpulse are responsible for hereunder together with interest at the prime rate. All out of pocket expenses payable by Centerpulse and Seller pursuant to Section 5.13(a) shall be paid to Purchaser within twenty (20) days of Purchaser's request for payment therefor (such request to provide reasonable supporting documentation as to such out of pocket expenses).

          (e)  Notwithstanding anything to the contrary in Section 9.02 and Section 9.03, Purchaser shall have the sole right to conduct and otherwise control any Action (including the settlement thereof) relating to any actual and/or claimed Potential Mitroflow Obligations provided that (i) selection of counsel must be agreed to by Purchaser, Centerpulse and Seller and (ii) Purchaser shall provide Centerpulse and Seller with the right to consult as to all material decisions made by Purchaser in connection with any litigation involving the Potential Mitroflow Obligations, provided that Purchaser shall have the final decision-making power with respect to any such decisions (it being agreed that Purchaser can at all times or from time to time elect to discharge such consultation obligations by instructing such jointly selected counsel to implement and arrange same, but it is Purchaser that must consult). Without limiting the generality of the preceding sentence or the other provisions of this Section 5.13 (but subject to Centerpulse's rights of consultation and Centerpulse and Seller having the right to consent to any settlement that commits Centerpulse and Seller to pay more than Five Million Dollars ($5,000,000)), Seller and Centerpulse (i) shall not assert, or attempt to assert, any defense of any kind or nature to its obligations under this Section 5.13, including as to how Purchaser conducted and/or settled any such Action; and (ii) expressly acknowledge and agree that none of their obligations under this Section 5.13 shall be reduced or otherwise affected in any respect for any reason (including by reason of Purchaser's decision to not continue to attempt to obtain the FDA Mitroflow Tissue Valve Approval ("discontinuation decision"), except that any such discontinuation decision by Purchaser shall not be irrevocably made until after consultation with Centerpulse but Purchaser may after such consultation make such discontinuation decision in a manner it believes is in the best interests of Purchaser and/or its Affiliates and, in Purchaser's sole discretion, and may be made at any time prior to or after the Closing provided, of course, that Purchaser can not implement such discontinuation decision until after the Closing.)

          (f)    It is understood and agreed that Section 9.02(a)(iii) does not apply to the matters contemplated by this Section 5.13.

        Section 5.14    Agreements Regarding ATS.

          (a)  Purchaser and Seller agree that Purchaser shall have the exclusive right to negotiate with Seller with respect to the Transfer of any ATS Related Rights (including exclusive rights) until the earlier of May 31, 2003 or thirty days after Seller notified Purchaser in writing that it actually possesses any part of the inventory of ATS (the "Exclusivity Period") pursuant to which it now has a security interest, it being understood and acknowledged that the parties have agreed that Purchaser may pursuant to such distribution agreement pay for and take possession of any such ATS inventory at reasonable intervals (the "ATS Distribution Agreement"). During the Exclusivity Period, Seller agrees not to Transfer any of Seller's ATS Related Rights or any rights related thereto, including any claim in any bankruptcy or other insolvency proceeding, without the prior written consent of Purchaser, which consent shall be in Purchaser's sole discretion.

        (b)  The Parties agree as follows:

            (i)  As part of the consideration for Purchaser's payment of the Purchase Price, Seller hereby grants to Purchaser, effective simultaneously with the Closing, rights of first refusal with respect to the ATS Related Rights (the "Rights of First Refusal" and each a "Right of First Refusal"). "ATS Related Rights" or "Granted Rights" means (i) the Seller's ATS Rights, (ii) any other right, title or interest of any kind or nature of Seller or any of its Affiliates (other than those of the Target Companies) in and to any asset or property of ATS whether existing on the date hereof or hereinafter acquired or arising, (iii) any contract right, proceeds or claim (including, any foreclosure claim or claim in any proceeding (including, any bankruptcy proceeding) arising out or related to or hereinafter arising out of or related to any of the foregoing described in the immediately foregoing clauses (i) and (ii).

          (ii)  Seller shall not directly or indirectly Transfer or place any Encumbrance on any Granted Rights without complying with the procedures set forth in this Section 5.14(b). "Transfer" means to transfer, sell, compromise, release (including to ATS), assign, license, co-promote, co-market, sublicense, otherwise make available or otherwise dispose of in any manner, place any Encumbrance thereon. Any purported Transfer of or on any Granted Rights that is not made in accordance with this Section 5.14(b) shall be void and of no effect.

          (iii)  If Seller desires to Transfer any one or more Granted Rights it shall give prompt written notice (the "Offer Notice") to Purchaser at least 15 days prior to the closing of the Transfer, stating that Seller intends to make such a Transfer, identifying the name and address of the prospective purchaser or transferee and its ultimate parent company (to the extent reasonably determinable) (the "Prospective Transferees"), specifying the Granted Rights to be Transferred (the "Right of First Refusal Granted Rights") and specifying the price to be paid, the date of payment, and the Granted Rights being Transferred (collectively, the "Term Sheet Provisions"). In the event the Offer Notice includes payment terms expressed as consideration other than solely cash or liquid assets, and the parties cannot agree on the value of such non-cash consideration by the end of the Exercise Period, the parties may submit such dispute for arbitration to a nationally recognized accounting firm who shall be instructed to resolve such disputes within 10 days of submission thereto. Any such determination shall be final and binding on the parties.

          (iv)  Within 10 calendar days of Purchaser's receipt of the Offer Notice (the "Exercise Period"), Purchaser may deliver a written notice (the "Purchaser's Notice") to Seller stating whether it elects to exercise its option under this Section 5.14 and agree to be bound by the Term Sheet Provisions. If Purchaser does not provide the Purchaser's Notice prior to the end of the Exercise Period, Purchaser shall be deemed to have rejected the Offer Notice. Prior to or during the Exercise Period, the Purchaser shall have the right to conduct a reasonable amount of testing on products that are part of the Granted Rights to be Transferred.

          (v)  If Purchaser has rejected or is deemed to reject the Offer Notice, then Seller shall be free for a period of sixty (60) days from the date of the actual or deemed rejection to Transfer the Right of First Refusal Granted Rights to the Proposed Transferee upon terms which are no more favorable in the aggregate to the Proposed Transferee than the Term Sheet Provisions. Any Transfer of the Right of First Refusal Granted Rights by Seller after the end of such sixty (60) day period or any change in the Term Sheet Provisions which are more favorable to the Proposed Transferee shall require a new Offer Notice to be delivered to Purchaser and shall give rise anew to the rights provided to Purchaser in this Section 5.14(b).

          (vi)  Seller shall have the right at any time to Transfer Granted Rights to any of its Affiliates, who shall be bound by the terms of this Section 5.14, other than Transfers to Affiliates that are part of a contemplated Transfer of such Granted Rights to a third party.

        (c)  To the extent Seller Transfers ATS valves or Granted Rights and such Transfer is not in breach of the provisions of this Section 5.14, such Transfer shall not constitute a breach of the provisions of Section 5.07 hereof.

        Section 5.15    Other Agreements.

        (a)  Centerpulse and Seller shall not, and shall cause their Affiliates not to, directly or indirectly, use in any manner the name Carbomedics or any derivative thereof or any reasonably similar name from and after the Closing. Without limiting the generality of Section 5.05, during the period from the date hereof (the "Agreement Date") through the Closing, to the extent that a distributor has the right to terminate a distribution agreement by reason of the transactions contemplated hereby, Seller shall use its reasonable efforts to cause distributors to waive such right. To the extent permitted by Law, and without necessitating any sterilization procedures solely to effectuate the intention of the parties pursuant to the next succeeding sentence, Purchaser shall sticker or otherwise relabel products in inventory in order to comply with the next succeeding sentence. Subject to the immediately preceding sentence, Seller confirms and agrees that with respect to inventory and packaging and other supplies of any Target Company, on the Closing Date it shall grant, and shall cause its Affiliates to grant, to each Target Company an irrevocable, fully paid up, royalty free license to sell and use same in respect of inventory held on consignment, and in respect of any other inventory only for a period of up to 12 months. In respect of the immediately preceding sentence, Seller shall, prior to the Closing, cause Sulzer AG and its Affiliates to grant any such licenses necessary to effectuate the intention of the parties hereunder and to grant a fully paid up irrevocable royalty free license reasonably satisfactory to Purchaser to sell and use the inventory, packaging and other supplies of the Target Companies.

        (b)  All of the stock options and all of the rights to purchase stock issued by Centerpulse or any of its Affiliates to employees of any Target Company shall become immediately vested as of the date of the Closing and shall be exercisable by such employees up until nine (9) months following the Closing Date, notwithstanding that such employees are no longer employed by Affiliates of Centerpulse.

        (c)  Seller shall use reasonable efforts to procure product liability insurance in respect of its obligations under Section 9.03(k).

        (d)  Any intercompany debt payable by a Target Company will be eliminated upon Closing in a manner so as not to have any adverse tax impact on any Target Company.

        (e)  Seller and Centerpulse shall pay (or at Seller's election, after the Closing reimburse any Target Company for the payment of) any change of control or retention payments (except to the extent in connection with an involuntary termination of employment by Purchaser) and the Maximum Amount shall not be reduced or affected by any such payments or reimbursements.

        (f)    The Seller shall use its reasonable efforts to obtain a non-disturbance agreement (or its equivalent) in respect of the New Vancouver Facility.

        (g)  As promptly as practicable after the date of this Agreement, the Seller shall apply for a trademark registration, in the form to be agreed upon between the parties, in respect of the Carbomedics name.

        Section 5.16    Required Deliveries At Closing.    Seller shall deliver the resignations of each director of each Target Company, which resignations shall be in form and substance reasonably satisfactory to Purchaser, at the Closing and each party shall deliver to the other parties the other required agreements and other deliveries to be provided to it at the Closing pursuant to this Agreement.

ARTICLE VI

EMPLOYEE MATTERS

        Section 6.01    Continuation of Benefits—Target Companies.    For a period of six months after the Closing Date (or such longer period as may be required by Law), subject to Section 6.07, Purchaser shall provide, or cause each Target Company to provide, each current employee (and to the extent he or she is otherwise entitled to same, each former employee) of such Target Company with benefits (including, without limitation, retirement and welfare benefits) that are in the aggregate no less favorable than the benefits provided under the applicable employee benefit plans applicable to such employee as in effect at the Closing Date. To the extent that service is relevant for vesting or benefit calculations or allowances (including, without limitation, entitlements to vacation and sick days) under any plan or arrangement maintained in order to provide the benefits described in the previous sentence, such plan or arrangement shall credit such Target Company's employees for service at or prior to the Closing Date. To the extent required by Law, Purchaser shall also provide, or shall cause each Target Company to provide, each employee of such Target Company (and their eligible dependants) with coverage as of the Closing Date under Purchaser's group medical plan.

        Section 6.02    Cash Compensation.    For a period of six months following the Closing Date, Purchaser shall ensure that each employee of the Target Companies shall continue to be paid base salary at no lower a rate than that in effect on the Closing Date with respect to such employee.

        Section 6.03    Severance.    For a period of six months following the Closing Date, subject to Section 6.07, Purchaser shall, or shall cause the Target Companies to, maintain severance policies, programs and arrangements that are no less favorable in the aggregate than the severance policies, programs and arrangements applicable to employees of the Target Companies as of the Agreement Date.

        Section 6.04    401(k) Plan.    Effective as of the Closing Date, all persons employed by any Target Company as of such date who are participants ("401(k) Plan Participants") in the Sulzer Medica USA Inc. Retirement Plan (the "Seller 401(k) Plan") shall no longer accrue benefits under the Seller 401(k) Plan (except for a pro rata benefit which shall be payable by Seller since the last contribution through the Closing Date) and Seller shall take all actions necessary to achieve this result. As of the Closing Date, Seller shall cause each such 401(k) Plan Participant to be fully vested in such person's account balance in the Seller 401(k) Plan. As soon as practicable following the Closing Date, Seller shall cause the transfer of an amount representing the aggregate account balances of the 401(k) Plan Participants (including loans to participants) determined as of the plan valuation date coinciding with or next following the Closing Date, adjusted for the actual return thereon from such valuation date to the date of account balance transfer, to the trustee designated by Purchaser, of a qualified trust established or maintained by Purchaser or any Affiliate thereof as described in the immediately succeeding sentence. On or as soon as practicable following the Closing Date (but no later than

60 days thereafter), Purchaser shall establish or make available to the 401(k) Plan Participants a savings plan intended to be qualified under Sections 401(a) and 401(k) of the Code (the "Purchaser Plan"), which shall provide (i) for immediate eligibility to participation for each 401(k) Plan Participant presently eligible to participate, (ii) each such 401(k) Plan Participant with an account balance that, immediately following the transfer described in the preceding sentence, is at least equal to the amount transferred to the Purchaser Plan in respect of such participant's interest in the Seller 401(k) Plan and (iii) for a period of not less than six months following the Closing vesting, eligibility, contribution levels, investment alternatives, and participant loan and withdrawal provisions that are no less favorable in the aggregate than those of the Seller 401(k) Plan as of the Closing Date. The Purchaser Plan shall accept the transfer from the Seller 401(k) Plan of outstanding loans and qualified domestic relations orders with respect to 401(k) Plan Participants from the Seller 401(k) Plan and shall provide or cause to be provided for the continued administration of such transferred loans and orders in accordance with the provisions thereof. Purchaser shall provide Seller with reasonable assurance, reasonably satisfactory to Seller, of the qualification of the Purchaser Plan under Sections 401(a) and 401(k) of the Code.

        Section 6.05    Purchaser Plans.    Except as otherwise required by Law or any agreement and except as otherwise provided in this Agreement, effective as of the Closing Date, current and former employees of the Target Companies who, as of the Closing Date are not employed by Seller or its Affiliates, shall cease to be active participants in any employee benefit plans maintained by Seller and its Affiliates except for rights that have accrued as of the Closing Date.

        Section 6.06    Third Party Beneficiaries.    The current and former employees of the Target Companies are not intended third party beneficiaries of this Article VI or any related indemnity obligations, and may not enforce its provisions.

        Section 6.07    Limitations on Obligations.    Notwithstanding any other provision of this Article VI, (a) without impairing Purchaser's obligations under Section 6.03 (or existing contractual obligations), each Target Company and Purchaser, respectively, shall have the right at any time to terminate the employment of any employee after the Closing; (b) with respect to providing any medical, hospitalization or similar benefits, the only obligation of Purchaser, the Target Companies and their Affiliates shall be to provide, or cause to be provided immediate coverage as of the Closing Date under a group medical plan that in Purchaser's judgment is reasonable; (c) Purchaser shall not be required to provide, or cause any Target Company or any Affiliate thereof to provide (i) any stock options, stock purchase plans or other equity based compensation or benefits or (ii) any "matching benefits" under any 401(k) or similar plan or any other benefits that in whole or in part replace the value of such benefits referred to in clauses (i) and (ii); and (d) Seller shall be responsible for all COBRA obligations to any current and former employees and their other qualified beneficiaries for COBRA qualifying events occurring prior to the Closing Date.

ARTICLE VII

TAX MATTERS

        Section 7.01    Indemnity.

        (a)  Seller and Centerpulse jointly and severally agree to indemnify, hold harmless and defend Purchaser against (i) all Taxes imposed on or with respect to any Target Company or assets or operations thereof, for any taxable period or portion thereof that ends on or before the Closing Date to the extent that such Taxes exceed the amount reserved for Taxes in the Final Closing Balance Sheet and are included therein as current liabilities within the computation of Working Capital and (ii) except as otherwise provided in Section 7.04, any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes, which Taxes shall include without limitation: (i) Taxes imposed on any Target Company with respect to any Pre-Closing Taxable Period, including any Taxes imposed on any Target Company with respect to the Straddle Period that are allocable, pursuant to Section 7.01(b), to the Pre-Closing

Taxable Period; (ii) Taxes imposed on any member of any affiliated group (other than a Target Company) with which any Target Company files or has filed a Tax Return on a consolidated or combined basis for a Taxable Period beginning before the Closing Date; and (iii) Taxes imposed on any Target Company relating to any material breach of warranty or misrepresentation under Section 3.18.

        (b)  In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Taxable Period shall be:

            (i)  in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable if the Straddle Period Taxable year ended with the Closing Date; and

          (ii)  in the case of Taxes imposed on a periodic basis with respect to any Target Company's assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

        Section 7.02    Tax Returns and Payments.

        (a)  Seller shall cause to be included in the consolidated federal income Tax Returns (and the federal, state, local, cantonal, provincial or national income Tax Returns of any jurisdiction in which Seller or an Affiliate thereof files consolidated, combined, group or unitary income Tax Returns) for all pre-Closing Tax periods, all items of income, gain, loss, deduction and credit or other items (collectively, "Tax Items") of any Target Company which are required to be included therein, shall file timely all such Tax Returns with the appropriate Taxing Authorities and shall timely pay all Taxes due with respect to the periods covered by such Tax Returns.

        (b)  With respect to each Tax Return covering a Taxable period ending on or before the Closing Date that is required to be filed after the Closing Date for, by or with respect to any Target Company (other than the Tax Returns described in Section 7.02(a)), Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, and shall cause the original of such Tax Return to be delivered, to Purchaser at least ten calendar days prior to the due date (including extensions) of such Tax Return. Purchaser shall cause such Tax Return to be executed and returned to Seller at least five (5) days prior to the due date of such Tax Return (including extensions). Seller shall cause such Tax Return to be timely filed and shall remit the amount of any Taxes shown as due on such Tax Return to the appropriate Taxing Authority.

        (c)  With respect to each Tax Return covering a Straddle Period that is required to be filed for, by or with respect to any Selling Entity or any Target Company (a "Straddle Period Return"), other than the Tax Returns described in Section 7.02(a), Purchaser shall cause such Straddle Period Return to be prepared and shall cause to be included in such Straddle Period Return all Tax Items required to be included therein. Purchaser shall determine in accordance with the provisions of Section 7.01(b), subject to review and agreement by Seller and Section 7.02(d), the portion, if any, of the Tax due with respect to the period covered by such Straddle Period Return which is attributable to the Pre-Closing Taxable Period. At least 30 calendar days prior to the due date (including extensions) of such Straddle Period Return, Purchaser shall deliver to Seller a copy of such Straddle Period Return along with Purchaser's calculation of the amount of Tax attributable to the Pre-Closing Taxable Period. Purchaser shall cause any Target Company to file timely such Straddle Period Return with the appropriate Taxing Authority and to pay timely the amount of Taxes shown to be due on such Straddle Period Return. At least five (5) calendar days prior to the due date (including extensions) of each Straddle Period Return, Seller or Centerpulse shall pay Purchaser the amount, if any, of Tax due with respect to the period covered by such Straddle Period Return which is attributable to the Pre-Closing Taxable Period, in excess of the sum of (i) the amount of the Taxes previously therefor paid by Seller or any Seller Affiliate (or any Target Company) before the Closing plus (ii) the portion of such Taxes specifically reserved therefor on the Final Closing Balance Sheet which are included as current liabilities within the computation of Working Capital and if Purchaser and Seller disagree, then Seller shall pay the amount it acknowledges is attributable to the Pre-Closing Tax Period, and any disputed amount shall be resolved pursuant to Section 7.02(d) provided that with respect to any amounts payable with respect to any Straddle Period Return which is less than One Hundred Thousand Dollars ($100,000), such amount or amounts may be paid after the due date but not later than the first business day of the month which next follows such due date.

        (d)  When all such Straddle Period Returns have been filed, Purchaser shall prepare a statement within 10 calendar days after the filing of the final Straddle Period Return showing the aggregate amount of Taxes allocable to the Pre-Closing Taxable Period as reflected on such Straddle Period Returns (the "Final Tax Amount") and shall submit such statement to Seller for review and agreement thereupon by the parties hereto. Upon agreement by the parties hereto on the amount of the Final Tax Amount or resolution thereof pursuant to the dispute resolution provisions of this Agreement, to the extent the Final Tax Amount exceeds the aggregate amount of Taxes previously paid therefor by any Selling Entity or Affiliate thereof (or any Target Company) with respect to any Straddle Period, plus such Taxes reserved on the Final Closing Balance Sheet and included therein as current liabilities within the computation of Working Capital, Seller or Centerpulse shall promptly pay to Purchaser such excess amount. To the extent the aggregate amount of Taxes previously paid by Seller with respect to any Straddle Period, plus such Taxes reserved on the Final Closing Balance Sheet and included therein as current liabilities within the computation of Working Capital is greater than the Final Tax Amount, Purchaser shall promptly pay Seller such excess amount. If the parties disagree on the Final Tax Amount, then the amount acknowledged as being due shall be promptly paid.

        (e)  All Tax Returns to be prepared pursuant to this Section 7.02 shall be prepared in a manner consistent with practices followed in prior years except for changes required by Law and with respect to returns covered by Sections 7.02(b) and (c) unless counsel for Purchaser, after consultation with counsel for Seller, determines there is no reasonable basis in law therefore.

        Section 7.03    Refunds.    Any Tax refund (including any interest with respect thereto) relating to any Target Company for any Taxable period prior to the Closing Date (except for any refund included as a current asset in the computation of Working Capital on the Final Closing Balance Sheet, which shall be the property of Purchaser, and if paid to Seller, shall be paid over promptly to Purchaser) shall be the property of Seller, and if received by Purchaser or any Target Company shall be paid over promptly to Seller. Purchaser shall elect not to carry back any loss or credit arising after the Closing Date to a Taxable period beginning before the Closing Date.

        Section 7.04    Contests.

        (a)  If a claim shall be made by any Taxing Authority that, if successful, would result in the indemnification of a party (the "Tax Indemnified Party") under this Article VII, the Tax Indemnified Party shall promptly notify the party (the "Tax Indemnifying Party") obligated under this Article VII to indemnify the Tax Indemnified Party in writing of such fact; provided, however, that a failure to give such notice shall not affect the Tax Indemnified Party's right to indemnification under this Article VII except to the extent, if any, that, the Tax Indemnifying Party is precluded by such failure from contesting the asserted Tax liability in question in both the administrative and judicial forums. Such notice shall contain factual information (to the extent known to the Tax Indemnified Party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of such asserted Tax liability.

        (b)  Except as otherwise provided to the contrary in this Section 7.04, the Tax Indemnifying Party shall determine the method of any contest of any claim under Section 7.04(a) and shall control the conduct thereof. However, the Tax Indemnified Party may, at its own expense, continue to participate in any such contest. If the contest or appeal of such claim requires that all or a portion of the contested Taxes (or a bond in respect thereof) be paid as a jurisdictional prerequisite, the Tax Indemnifying Party shall advance to the Tax Indemnified Party the amount of such Taxes or fee for such bond (but in no event shall the amount of such advance exceed the Tax Indemnifying Party's liability under this Agreement). The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney (such powers to be reasonably satisfactory to the Tax Indemnified Party); provided, however, that the Tax Indemnified Party shall not be required to take any such action, unless, within 30 calendar days after delivery of the notice required by Section 7.04(a) to the Tax Indemnifying Party (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event earlier than five calendar days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested and agrees in writing to promptly pay to or on behalf of the Tax Indemnified Party any and all reasonable out-of-pocket costs and expenses incurred by the Tax Indemnified Party in connection with contesting such claim, including, without limitation, the reasonable fees of outside advisors, attorneys and accountants. The Tax Indemnified Party shall not be required to make any payment of such claim for at least 30 calendar days (or such shorter period as may be required by applicable Law) after the delivery of the notice required by this subsection, shall timely give to the Tax Indemnifying Party any information it possesses reasonably requested by the Tax Indemnifying Party relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim. Notwithstanding the foregoing, to the extent any such matters relate to the payment of Taxes for periods after the Closing, Purchaser shall control such matters, provided that Purchaser may not settle any contest in a manner that results in an indemnity obligation of Seller without Seller's consent, which consent shall not be unreasonably withheld or delayed.

        (c)  The Tax Indemnified Party shall enter into a settlement of such contest with the applicable Taxing Authority or prosecute such contest to a determination in a court, all as the Tax Indemnifying Party may request; provided that to the extent any Tax claim relates to or affects the payment of Taxes for a period including other Tax matters for which the Tax Indemnified Party is not otherwise indemnified, then the control of such contest shall be jointly conducted by Seller and Purchaser. If the Tax Indemnifying Party does not request that a Tax claim be contested within thirty (30) calendar days after delivery of the notice required by Section 7.04(a) or such lesser time as is provided in Section 7.04(b), then the Tax Indemnified Party may, 15 days (or such shorter time as necessary to preserve the right to contest the asserted claim) following the delivery to the Indemnifying Party of its intent to do so (during which time the Indemnifying Party may still assert its rights under Section 7.04(b)), pay, compromise or contest such asserted Tax liability and shall remain indemnified by the Tax Indemnifying Party for any payments so made.

        (d)  Promptly after the extent of the liability of the Tax Indemnified Party with respect to a claim shall be established by the final judgment or decree of a court or a final and binding settlement with a Taxing Authority having jurisdiction thereof, the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any Taxes to which the Tax Indemnified Party may become entitled by reason of the provisions of this Section 7.04.

        (e)  Notwithstanding anything to the contrary in this Article VII, any interest, penalties, fines, assessments or additions to any Tax resulting from or attributable to the failure of the Tax Indemnified Party to act in a timely manner, including in filing Tax Returns, responding to Tax audits or other inquiries or making payments shall not be indemnifiable hereunder and shall be the sole responsibility of the Tax Indemnified Party.

        (f)    The indemnification provided in this Article VII and Article IX shall be the sole remedy for any claim in respect of Taxes. In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, the provisions of this Article VII shall control.

        Section 7.05    Cooperation and Exchange of Information.    Upon the terms set forth in Section 5.03 of this Agreement, Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Seller and Purchaser shall make their respective employees and the employees of their Affiliates available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Target Company for each Taxable period first ending after the Closing Date and for all prior Taxable periods until the later of (i) the expiration of the period of limitations for the assessment of Taxes applicable to the relevant Taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.05 shall be kept confidential in accordance with Section 5.02 except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

        Section 7.06    Conveyance Taxes.    Purchaser and Seller shall each pay one half of any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Seller shall execute and deliver, or shall cause to be executed and delivered, all instruments and certificates necessary to enable Purchaser to comply with the foregoing.

        Section 7.07    Section 338(h)(10) Election.

        (a)  In connection with the sale of the Shares contemplated hereby, the parties (i) shall cause an express election pursuant to Section 338(h)(10) of the Code to be made with respect to CMI and (ii) shall cause corresponding elections to be made, where available, in any relevant states (collectively with the federal election described in clause (a), the "Elections" or "Section 338 Elections"). Seller and Centerpulse shall be responsible for and timely pay all Taxes arising out of or relating to the Elections, regardless of when, or the period for which, any such Liabilities for Taxes is incurred or alleged to be due. Seller and Purchaser shall file with applicable Governmental Authorities all such Elections on a timely basis (and at least thirty (30) days prior to the due date) and comply with all Laws applicable to such Elections. Further, Seller and Purchaser shall cooperate with each other to take all other actions Purchaser reasonably deems necessary or appropriate (including filing such forms, returns, elections, schedules and documents on a joint or separate basis as may be required) to effect and preserve timely Elections in accordance with applicable Treasury Regulations under Code Section 338 and comparable state tax rules. Seller represents and warrants that Seller is eligible to make, and its status will not prevent Purchaser from making, a Section 338(h)(10) election with respect to CMI (and such representation and warranty is not subject to the Seller's Threshold Amount or the eighteen month period provided for in Article IX). Seller also agrees that a protective election shall be made with respect to the shares of MIT. Seller shall not take, or permit its Affiliates to take, any actions that may interfere with the making of any Elections or cast any doubt as to the validity or availability of the Elections.

        (b)  Concurrent with its delivery of a proposed purchase price allocation pursuant to Section 2.02(c), Purchaser shall prepare and deliver to Seller a schedule (the "Section 338 Schedule") setting forth the Purchase Price attributable to CMI, liabilities of CMI, the modified aggregate deemed sale price and the allocation thereof required on the Section 338 Forms and all other items required to be included on forms relating to the Section 338 Elections (the "Section 338 Forms"). Seller may, within 30 days after receipt of the Section 338 Schedule, deliver a notice to the Purchaser setting forth any changes requested by the Seller ("Change Notice"). With respect to matters governed by Section 2.02(c), the Change Notice shall be consistent with the requirements of Section 2.02(c) including the principles of Exhibit 2.02(c). If the Purchaser does not receive such a Change Notice within the 30 day period, the Section 338 Schedule shall be final and binding on the Purchaser and Seller and the Section 338 Forms shall be filed based on the Section 338 Schedule. If Seller provides such a Change Notice within the 30 day period, the Purchaser and Seller shall work in good faith to resolve any differences described in the Change Notice. If the Purchaser and Seller have not been able to resolve such differences within 45 days after receipt of the Change Notice, the items remaining in dispute shall be submitted to binding arbitration to an independent accounting firm of international reputation, mutually acceptable to Seller and Purchaser. The selected arbitrator shall be directed to render its decision with respect to the items in dispute within 30 days after the date of such referral, and such decision shall be final and binding on the Purchaser and Seller. If the arbitrator does not render a decision before the date that is 15 days before the Section 338 Forms are due to be filed, the parties shall prepare and file the Section 338 Forms incorporating a purchase price allocation that reflects (i) any asset values theretofor finally determined pursuant to Section 2.02(c) and (ii) for assets (or categories of assets) the values of which theretofor have not been finally determined pursuant to Section 2.02(c), the arithmetic mean of the Seller's and Purchaser's proposed values, both determined in accordance with Section 2.02(c). The parties shall share equally the cost of the arbitrator.

        Section 7.08    Status of MIT.    Seller represents and warrants that since the date of MIT's formation (i) MIT, the shares of which are wholly-owned by a Seller Affiliate, has been treated as a disregarded entity for U.S. income tax purposes and (ii) MIT has directly owned all of MIT's assets, including that MIT has not owned any assets through any subsidiary or other entity. Seller covenants that until the acquisition of MIT's shares by Purchaser (or its Affiliate) pursuant to this Agreement, Seller will cause (i) MIT to continue to be a disregarded entity for U.S. income tax purposes and (ii) MIT to directly own all of MIT's assets, including that MIT will not own any assets through any subsidiary or other entity.

        Section 7.09    Miscellaneous.

        (a)  Any Tax sharing agreement or arrangement between any Selling Entity and any Target Company shall be deemed to be canceled at the Closing with respect to such Target Company unless terminated prior to the Closing.

        (b)  Notwithstanding any provision in this Agreement to the contrary, the obligations of Seller to indemnify and hold harmless Purchaser and any Target Company pursuant to this Article VII, and the representations and warranties contained in Section 3.18, shall terminate at the close of business on the 60th calendar day following the expiration of the period of limitations (after giving effect to all extensions) for the assessment of Taxes applicable to the Tax liabilities in question.

        (c)  For purposes of this Article VII, "Purchaser" and "Seller," respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than any Target Company, except to the extent expressly provided for in this Article VII).

        (d)  A party may not receive a benefit under both the Purchase Price Adjustment provisions of Section 2.07 and the Tax Indemnification provisions of this Article VII for the same item.

ARTICLE VIII

CONDITIONS TO CLOSING

        Section 8.01    Conditions to Obligations of Seller.    The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the date specified therein, of each of the following conditions:

          (a)    Representations and Warranties; Covenants.    The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (provided that any representations and warranties that are qualified by materiality shall be true and correct in all respects as of the date hereof and the Closing Date), other than such representations and warranties as are made as of another date, which shall be true and correct as of such date in all material respects, the covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects; and Seller shall have received a certificate in form and substance reasonably satisfactory to Seller of Purchaser to such effect signed by a duly authorized officer thereof;

          (b)    Competition Waiting Period.    As to antitrust or competition matters: (i) any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated and (ii) any waiting period, and any period pursuant to which any Governmental Antitrust Authority listed on Exhibit 8.01 (b) has the right to request information, and any extension thereof shall have expired or shall have been terminated and any antitrust consent shall have been obtained; and

          (c)    No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, including any Governmental Order (whether temporary, preliminary or permanent), which is in effect as of the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

        Section 8.02    Conditions to Obligations of Purchaser.    The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the date specified therein, of each of the following conditions:

          (a)    Representations and Warranties; Covenants.    The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of December 31, 2002, with the same force and effect as if made as of December 31, 2002 (provided that any representations and warranties that are qualified by a materiality qualification shall be true and correct in all respects), other than such representations and warranties as are made as of another date, which shall be true and correct as of such date in all material respects (provided that any representations and warranties that are qualified by a materiality qualification shall be true and correct in all respects as of such date); the covenants and agreements contained in this Agreement to be complied with by Seller and Centerpulse at or before the Closing shall have been complied with in all material respects; and Purchaser shall have received a certificate of Seller and Centerpulse to such effect in form and substance reasonably satisfactory to Purchaser signed by a duly authorized officer thereof;

          (b)    Competition Waiting Period.    As to antitrust or competition matters: (i) any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated and (ii) any waiting period, and any period pursuant to which any Governmental Antitrust Authority listed on Exhibit 8.02(b) has the right to request information, and any extension thereof shall have expired or shall have been terminated and any antitrust consent shall have been obtained;

          (c)    No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, including any Governmental Order (whether temporary, preliminary or permanent), which is in effect and has the effect of making of the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

          (d)    Class Action Settlement Matters.    As to the class action settlement relating to knee implants and any other implants (the "Class Action Settlement") each Target Company shall have received a release, in form and substance reasonably satisfactory to it, pursuant to which it is released under the Class Action Settlement Agreement or otherwise directly or indirectly relating to the Class Action from all Liabilities to Sulzer AG and its direct and indirect subsidiaries and Winterthur Insurance Company and its direct and indirect subsidiaries, provided further that no Target Company shall be required to release any benefits under the Class Action Settlement Agreement, or evidence reasonably satisfactory to Purchaser that any indemnification obligations of any Target Company thereunder to such entities have been terminated. "Class Action Settlement Agreement" means the Settlement Agreement approved by the United States District Court for the Northern District of Ohio concerning the Class Action Settlement;

          (e)    No Material Adverse Effect.    As of December 31, 2002, there shall not have occurred, individually or in the aggregate, since September 30, 2002 any Material Adverse Effect and for purposes of this Section 8.02, the last two sentences of Section 3.09 shall be disregarded in their entirety; and

          (f)    Closing Date MAE.    As of the Closing Date, there shall not have occurred, individually or in the aggregate, since December 31, 2002, any Material Adverse Effect resulting solely from an act of god, terrorism, war, or acts of any Governmental Authority other than Government Antritust Authorities and for purposes of this Section 8.02, the last two sentences of Section 3.09 shall be disregarded in their entirety.

ARTICLE IX

INDEMNIFICATION

        Section 9.01    Survival of Representations and Warranties.    Subject to the limitations and other provisions of this Agreement (including, without limitation, Section 7.09(b) hereof), the representations and warranties of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date (it being understood and agreed that claims made within such eighteen (18) month period are not required to be resolved within such eighteen month period).

        Section 9.02    Indemnification by Purchaser.

        (a)  Purchaser agrees, subject to the other terms and conditions of this Article IX (and, with respect to Taxes, Article VII), to indemnify and defend Seller and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a "Seller Indemnified Party") against and hold them harmless from all Liabilities, losses, damages, claims, interest, and remediation and other costs and expenses (including reasonable attorney's fees and expenses), whether or not involving a third party claim, (collectively, "Losses") incurred by them or threatened against them (with respect to any threatened Loss, so long as same remains only a threatened Loss, it is understood and agreed that (i) the indemnification and hold harmless obligations shall apply only for actually incurred out-of-pocket expenses and (ii) the defense obligations shall apply) arising out of, relating to or otherwise consisting of (i) the breach of any representation or warranty of Purchaser or any Purchaser Affiliate made or deemed made in this Agreement (and, for all purposes of this Article IX, all representations and warranties made in this Agreement shall be deemed made at the Closing as fully as if completely repeated on the Closing, without giving effect to any disclosures in any officers certificate or otherwise or any other knowledge of Seller or Centerpulse) and/or in any Transaction Agreement,

(ii) the breach of any covenant or agreement of Purchaser or any Purchaser Affiliate in this Agreement or in any Transaction Agreement and (iii) except for any claims or other matters with respect to which Centerpulse, or Seller or any Seller Affiliate is obligated to indemnify any Purchaser Indemnified Party under Section 9.03 or Article VII of this Agreement or under any Transaction Agreement, the conduct of the business of the Valves Business to the extent related to the period following the Closing provided further that it is understood and agreed that Purchaser shall not be obligated to indemnify any Seller Indemnified Party in respect of any Indemnifiable Liabilities or Excluded Liabilities or in respect of any product liabilities. Notwithstanding anything in this Article IX to the contrary, no claim may be asserted against Purchaser pursuant to Section 9.02(a)(i), unless written notice of such claim is received by Purchaser describing in reasonable detail the basis for the claim on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth in Section 9.01.

        (b)  Notwithstanding anything in this Agreement to the contrary, no claim may be made against Purchaser pursuant to Section 9.02(a)(i) with respect to any individual item of Loss or items of Losses, unless the aggregate of all such Losses incurred by the Seller Indemnified Parties referred to in Section 9.02(a)(i) shall exceed $1,000,000 (the "Purchaser's Threshold Amount"), and Purchaser shall not be required to pay or be liable for the amount equal to the first $1,000,000 in aggregate amount of any such Losses. Notwithstanding anything in this Agreement to the contrary, no Seller Indemnified Party shall be indemnified pursuant to Section 9.02 if, and to the extent that, the aggregate of all Losses of the Seller Indemnified Parties for which the Purchaser Indemnified Parties previously shall have received indemnification pursuant to Section 9.02 shall have exceeded Thirty-Six Million Dollars ($36,000,000).

        (c)  Payments by Purchaser pursuant to Section 9.02(a) shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Seller Indemnified Parties from any third party with respect thereto. The amounts for which Purchaser shall be liable shall be decreased by any net tax benefits actually realized by the Seller Indemnified Party or any Affiliate (i.e., by actual reduction of taxes paid or actual increase in taxes refunded) attributable to such Indemnifiable Claim.

        (d)  Seller Indemnified Party shall give Purchaser prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Seller Indemnified Party has knowledge concerning any Loss as to which such Seller Indemnified Party may request indemnification hereunder; provided, however, that the failure to give such notice shall not relieve Purchaser from any obligation or other Liability pursuant to this Section 9.02 unless and only to the extent Purchaser is materially prejudiced thereby. Purchaser shall have the right to assume, through counsel reasonably acceptable to Seller, the defense or settlement of any such claim or proceeding at its own expense. If Purchaser elects to assume the defense of any such claim or proceeding, the Seller Indemnified Party may, subject to Section 5.13, participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by such Seller Indemnified Party, the Seller Indemnified Party shall provide Purchaser with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Purchaser in the defense or settlement thereof, and Purchaser shall reimburse such Seller Indemnified Party for all the reasonable out-of-pocket expenses of such Seller Indemnified Party in connection therewith; provided, however, that neither any Seller Indemnified Party nor Purchaser shall be required pursuant to this Section 9.02 to disclose any privileged information or any attorney work product. If Purchaser elects to assume the defense of any such claim or proceeding, the Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless Purchaser consents in writing to such payment, such consent not to be unreasonably withheld, or unless Purchaser withdraws from or fails to continue the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Purchaser is entered against the Seller Indemnified Party for such liability. If Purchaser shall fail to undertake or effectively continue any such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at Purchaser's expense. If a Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.02(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Seller Indemnified Party shall give Purchaser prompt written notice thereof and Purchaser shall have the right to consult as to the settlement but not to assume or reassume the defense of such claim or proceeding. Notwithstanding the foregoing, if such settlement contains any provisions which may be adverse in any material respect to the Indemnified Party, the Indemnifying Party shall not settle any matter that it is responsible to indemnify for under this Agreement without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, it being agreed that solely the payment of money shall not be deemed to be adverse in any material respect.

        (e)  Centerpulse and Seller hereby acknowledge and agree that (except in the case of fraud, in which case Centerpulse and Seller reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in Article VII and in this Article IX, specific performance and/or injunctive relief as contemplated by Section 11.14 and Section 2.07. In furtherance of the foregoing, except for the rights and remedies referred to in the preceding sentence, Centerpulse and Seller hereby waive, to the fullest extent permitted under applicable Law, any and all rights, including claims and causes of action, it may have against Purchaser or any of its Affiliates arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby (except in the case of fraud, in which case Centerpulse and Seller reserve any and all rights and remedies available to it).

        (f)    Except as set forth in this Agreement or in any Transaction Agreement, Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Seller, after the consummation of the purchase and sale of the Shares as contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

        (g)  Notwithstanding anything to the contrary contained herein, Purchaser shall not be liable to or otherwise be responsible to any Seller Indemnified Party for consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach thereof except that Purchaser shall be liable and responsible for reasonably foreseeable Losses (other than lost profits and/or diminution in value and other consequential damages) that directly arise out of or otherwise relate to the subject matter of the Indemnifiable Claim (e.g. a leaking roof, which for the purposes of this example, would breach a representation, which leak damages equipment, which at the Closing was not damaged, would result in a claim for the roof repair and the equipment repair).

        Section 9.03    Indemnification by Seller.

        (a)  Seller agrees, subject to the other terms and conditions of this Article IX (and, with respect to Taxes, Article VII), to indemnify and defend Purchaser and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a "Purchaser Indemnified Party") against and hold them harmless from all Losses incurred by them or threatened against them (with respect to any threatened Loss, so long as same remains only a threatened Loss, it is understood and agreed that (i) the indemnification and hold harmless obligations shall apply only for actually incurred out-of-pocket expenses and (ii) the defense obligations shall apply) arising out of, relating to or otherwise consisting of (i) the breach of any representation or warranty of Seller or any Seller Affiliate made in this Agreement (and, for all purposes of this Article IX, all representations and warranties made in this Agreement shall be made as of the date of this Agreement and shall be repeated as of the Closing Date (except with respect to the next to last sentence of Section 3.09) without giving effect to any disclosures in any officers certificate or otherwise or any other knowledge of Purchaser) and/or in any Transaction Agreement, (ii) the breach of any covenant or agreement of Centerpulse, Seller and/or any Seller Affiliate in this Agreement and/or in any Transaction Agreement, (iii) any Indemnifiable Liabilities; (iv) any Excluded Liabilities; and (v) any Product Liabilities, including Actions made or brought before or after the Closing Date with respect to products, including components, sold to any Person (including any distributor) on or prior to the Closing Date. Notwithstanding anything in this Article IX to the contrary, no claim may be asserted against Seller or Centerpulse pursuant to Section 9.03(a)(i) unless written notice of such claim is received by Seller or Centerpulse describing in reasonable detail the basis for the claim on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth in Section 9.01.

        (b)  "Indemnifiable Liabilities" means any and all (i) Actions (including any claim) made or brought before or after the Closing Date that the manufacture, use or sale of any product of the Valves Business before the Closing Date constituted an infringement of or other violation of the Intellectual Property rights of any other Person except that the Edwards Litigation shall not constitute an Indemnifiable Liability; "Edwards Litigation" means litigation brought by Edwards or its Affiliates against CMI with respect to patent nos. 6,283,933 and 5,350,420 regarding any annuloplasty rings including the annuloflex tricuspid ring expected to be launched in the second quarter of 2003, (ii) claims of any employees made before or after the Closing Date arising out of or otherwise relating to any violation of Law (including any Law relating to discrimination) or other actions or omissions (except the transactions contemplated by this Agreement) occurring before the Closing Date, except to the extent specifically reserved against in the Working Capital included in the Final Closing Balance Sheet or as otherwise provided in Article VI, (iii) obligations of any Target Company or any Seller Affiliate under any contract (including any lease) relating to the Valves Business that are required to be performed or paid before the Closing Date or relate to actions or omissions occurring before the Closing Date and (iv) Liabilities arising out of or otherwise relating to the Cryolife Litigation, including royalties for products sold prior to and after the Closing, upfront payments, loss of profits arising from any injunctive relief and costs and expenses to redesign any product; "Cryolife Litigation" means all claims by Cryolife relating to the use of the trademark Synergy, including claims brought by Cryolife in the lawsuit entitled Cryolife Inc. v. Sulzer Carbomedics, Docket No. 02-CV-319 (Western District of Texas).

        "Excluded Liabilities" means any and all (i) Taxes of Seller and any Seller Entity for any period, or any portion of any period, ending on or prior to the Closing Date; (ii) Liabilities relating to any implants (including knee and/or hip implants), including any Liabilities relating to the Class Action and/or any Action brought by or on behalf of any Person whether or not such Person opted out of the Class Action Settlement and/or any other product manufactured or sold by any Seller Affiliate; (iii) Liabilities to any Seller Affiliate; (iv) Liabilities arising out of or otherwise relating to the sale of products to ATS and/or any of its Affiliates prior to the Closing Date, including any Liabilities relating to the assignment by CMI to Seller at the Closing of certain payments due by ATS to CMI, whether such Liabilities are due to, or alleged to be due to ATS, its Affiliates, their successors in interest, including any trustee in bankruptcy, or otherwise; (v) Indebtedness that is not reflected in Working Capital in the Final Closing Balance Sheet; (vi) retention bonuses; (vii) non-withholding taxes payable as a result of the exercise of Centerpulse stock options granted to employees of a Target Company; (viii) breaches of the last sentence of Section 3.23; and (ix) Liabilities that are related to a business or former business of Centerpulse or its Affiliates that are not related to the Valves Business.

        (c)  Notwithstanding anything in this Agreement to the contrary except in Section 9.03(d), no claim may be made against Seller or Centerpulse pursuant to Section 9.03(a)(i) or Section 9.03(a)(iii) or Section 9.03(k) unless the aggregate of all Losses incurred by the Purchaser Indemnified Parties referred to in Section 9.03(a)(i), Section 9.03(a)(iii) and/or Section 9.03(k) shall exceed $1,000,000 (the "Seller's Threshold Amount"), and neither Seller nor Centerpulse shall be required to pay or be liable for the amount equal to the first $1,000,000 in aggregate amount of any such Losses. Notwithstanding anything in this Agreement to the contrary except in Section 9.03(d) and 9.03(k), no Purchaser Indemnified Party shall be indemnified pursuant to Section 9.03 if, and to the extent that, the aggregate of all Losses of the Purchaser Indemnified Parties for which the Purchaser Indemnified Parties previously shall have received indemnification pursuant to Section 9.03 shall have exceeded $36,000,000 (the "Maximum Amount").

        (d)  Notwithstanding anything in this Agreement to the contrary, (i) the obligations of Seller to indemnify the Purchaser Indemnified Parties pursuant to Section 9.03(a)(ii) and Section 9.03(a)(iv) shall apply without limitation as to time except, with respect to Taxes, as set forth in Section 7.07(a), (ii) the obligations of Centerpulse and Seller to indemnify the Purchaser Indemnified Parties with respect to Product Liabilities arising out of or relating to Section 9.03(a)(v) shall remain in full force and effect for a period of seven (7) years after the Closing Date (it being understood and agreed that claims made within such seven (7) year period are not required to be resolved within such seven (7) year period), (iii) claims and other Losses required to be indemnified pursuant to Section 9.03(a)(ii) and Section 9.03(a)(iv) and claims and other Losses required to be indemnified in respect of breaches of the representations and warranties contained in Section 3.04, Section 3.20 and Section 7.07 shall not be subject to the Seller's Threshold Amount and (iv) the obligations of Seller to indemnify the Purchaser Indemnified Parties in respect of Section 9.03(b)(i) shall apply for 3 years. Notwithstanding anything to the contrary contained in this Agreement, the parties confirm and agree that Losses arising out of, relating to or otherwise consisting of (i) Taxes (including with respect to any breach of the provisions of Article VII), (ii) any and all other Excluded Liabilities and (iii) the obligations under Section 5.13 hereof shall not be subject to, and shall not be included when computing, the Maximum Amount. Except to the extent necessary to prevent a duplicative recovery, (A) no adjustment pursuant to Section 2.07 hereof shall reduce or otherwise affect the right of a Seller Indemnified Party or a Purchaser Indemnified Party to be indemnified, defended or held harmless under this Agreement and (B) no payment under this Article IX shall reduce or otherwise affect the rights of a party under Section 2.07 hereof.

        (e)  Payments by Seller pursuant to Section 9.03(a) shall be limited to the amount of any Loss that remains after deducting therefrom (i) except with respect to Product Liabilities, any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Purchaser Indemnified Parties from any third party with respect thereto the pursuit of such insurance proceeds, being in the reasonable business judgment of the Purchaser, and the out-of-pocket costs of pursuing such insurance proceeds being advanced by the Seller, and (ii) any reserves specifically provided for against the item in question and reflected in Working Capital in the Final Closing Balance Sheet. The amounts for which Seller shall be liable shall be decreased by any net tax benefits actually realized by the Purchaser Indemnified Party or any Affiliate (i.e., by actual reduction of taxes paid or actual increase in taxes refunded) attributable to such Indemnifiable Claim. The Purchaser Indemnified Parties shall not be obligated to mitigate damages under the standards of New York Law. Notwithstanding any other provisions of the Agreement, the Parties agree that Purchaser and its Affiliates shall have no obligation of any kind or nature to mitigate any Losses with respect to Product Liability claims, including that it shall have no obligation to make any claim of any kind or nature in respect thereof (i) against any insurers with respect to any insurance policy in respect of or otherwise covering in whole or in part Product Liabilities that any such Person has rights under or (ii) any other Person.

        (f)    A Purchaser Indemnified Party shall give Seller prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Purchaser Indemnified Party has knowledge concerning any Loss as to which such Purchaser Indemnified Party may request indemnification hereunder; provided, however, that the failure to give such notice shall not relieve Seller or Centerpulse from any obligation or other Liability pursuant to this Section 9.03 unless and only to the extent that Seller or Centerpulse is materially prejudiced thereby. Subject to Section 5.13, Centerpulse shall have the right to assume, through counsel reasonably acceptable to Purchaser, the defense or settlement of any such claim or proceeding at its own expense. If Centerpulse elects to assume the defense of any such claim or proceeding, Purchaser Indemnified Party may participate in such defense, but in such case the expenses of Purchaser Indemnified Party shall be paid by such Purchaser Indemnified Party. Purchaser Indemnified Party shall provide Centerpulse with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Centerpulse in the defense or settlement thereof, and Centerpulse shall reimburse Purchaser Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith; provided, however, that neither any Purchaser Indemnified Party nor Centerpulse or Seller shall be required pursuant to this Section 9.03 to disclose any privileged information or any attorney work product. If Centerpulse elects to assume the defense of any such claim or proceeding, the Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any claim arising from such asserted liability unless Centerpulse consents in writing to such payment, such consent not to be unreasonably withheld or unless Centerpulse withdraws from or fails to continue the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Centerpulse is entered against Purchaser Indemnified Party for such liability. If Centerpulse shall fail to undertake or effectively continue any such defense, Purchaser Indemnified Party shall have the right to undertake the defense or settlement thereof, at Centerpulse's expense. If a Purchaser Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.03(f) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then Purchaser Indemnified Party shall give Centerpulse prompt written notice thereof and Centerpulse shall have the right to consult as to the settlement but not to assume or reassume the defense of such claim or proceeding. To the extent any of the provisions of this Section 9.03(f) and/or Section 9.02(d) and Section 5.13 conflict, the provisions of Section 5.13 shall control. Notwithstanding the foregoing, if such settlement contains any provisions which may be adverse in any material respect to the Indemnified Party, the Indemnifying Party shall not settle any matter that it is responsible to indemnify for under this Agreement without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, it being agreed that solely the payment of money shall not be deemed to be adverse in any material respect.

        (g)  Except in respect of the last sentence of Section 3.09, to determine whether indemnification payments are payable to Purchaser, Seller or any other Indemnified Party pursuant to this Article IX, the terms "in all material respects," "Material Adverse Effect," "materially," "material," "materially and adversely affect" and reasonably similar terms and phrases used in this Agreement and any Transaction Agreement means (except in connection with the last sentence of Section 3.09) that the aggregate amount of all Losses (when added together) for all misrepresentations and/or other breaches of all warranties and/or covenants and other agreements contained in each relevant Section of this Agreement or any Transaction Agreement exceeds in the aggregate One Hundred Fifty Thousand Dollars ($150,000). As an example, all of Section 3.15 is one section, and Section 3.15(a) is not a separate Section. To avoid doubt, such $150,000 is not applicable as to whether a closing condition has been satisfied.

        (h)  Purchaser hereby acknowledges and agrees that (except in the case of fraud, in which case Purchaser reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in Article VII and in this Article IX, specific performance and/or injunctive relief as contemplated by Section 11.14 and Section 2.07. In furtherance of the foregoing, except for the rights and remedies referred to in the preceding sentence, Purchaser hereby waives, to the fullest extent permitted under applicable Law, any and all rights, including claims and causes of action, it may have against Seller or Centerpulse or any of its Affiliates arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise) with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby (except in the case of fraud, in which case Purchaser reserves any and all rights and remedies available to it).

        (i)    Except as set forth in this Agreement or in any Transaction Agreement, Seller is not making any representation, warranty, covenant or agreement with respect to the Shares, the Valves Business or any other matter contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Shares as contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

        (j)    Notwithstanding anything to the contrary contained herein, Seller shall not be liable to or otherwise be responsible to any Purchaser Indemnified Party for consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach thereof except that Seller shall be liable and responsible for reasonably foreseeable Losses (other than lost profits and/or diminution in value and other consequential damages) that directly arise out of or otherwise relate to the subject matter of the Indemnifiable Claim (e.g. a leaking roof, which for the purposes of this example, would breach a representation, which leak damages equipment, which at the Closing was not damaged, would result in a claim for the roof repair and the equipment repair).

        (k)  In respect of Product Liabilities, Losses shall be satisfied in the following order:

            (i)  First, in cash by Seller paid to Purchaser up to an aggregate for all claims not to exceed in the aggregate Fifty Million Dollars ($50,000,000).

          (ii)  Second, to the extent not fully recovered pursuant to (i), by way of reduction up to the full amount of any principal amount of the Subordinated Note remaining under the Subordinated Note.

          (iii)  Third, in cash paid by Seller to Purchaser to the extent not fully recovered pursuant to the immediately preceding clauses (i) and (ii) (and only to the extent that such claim together with (x) all previous claims under this Section 9.03(k) and (y) all claims for Indemnifiable Liabilities have not resulted in total actual recovery by Purchaser of more than Eighty-Six Million Dollars ($86,000,000) in the aggregate).

            1.    Once such $86,000,000 has been realized as described above, irrespective of any claims pending, no further claims shall be paid under Section 9.03 except that Potential Mitroflow Obligations and Excluded Liabilities shall nevertheless be payable as provided in Section 5.13 and this Section 9.03.

        (l)    All Indemnification Claims by Purchaser against Seller shall be set off against the Subordinated Note to the extent of any then unpaid principal and interest, if any, except that indemnification with respect to (i) Excluded Liabilities, (ii) Section 5.13, (iii) Section 5.15(e) and/or (iv) Article VII shall be paid in cash and except as otherwise provided in Section 9.03(k).

        Section 9.04    Certain Definitions.    "Indemnified Party" means a Person entitled to be indemnified pursuant to Article IX hereof. "Indemnifying Party" means a Person obligated to indemnify pursuant to Article IX hereof. "Indemnifiable Claim" means a claim that a Seller Indemnified Party, or a Purchaser Indemnified Party, is entitled to indemnification for under this Article IX.

        Section 9.05    General.    To the fullest extent permitted by Law, any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price.

ARTICLE X

TERMINATION AND WAIVER

        Section 10.01    Termination.    This Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual written consent of Seller and Purchaser; or

          (b)  by either Seller or Purchaser, if the Closing shall not have occurred prior to June 30, 2003; provided, however, that the right to terminate this Agreement under this Section 10.01 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

          (c)  by either Seller or Purchaser, in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting any of the transactions contemplated hereby; or

          (d)  by Purchaser if, between the date hereof and the time scheduled for the Closing, Seller or Centerpulse shall not have complied in all material respects with any material covenant or agreement to be complied with by it and contained in this Agreement; or

          (e)  by Seller if, between the date hereof and the time scheduled for the Closing, Purchaser shall not have complied in all material respects with any material covenant or agreement to be complied with by it and contained in this Agreement.

        Section 10.02    Effect of Termination.    In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no further liability on the part of any party hereto except (i) as set forth in Section 5.02(c) and Section 11.01, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

        Section 10.03    Waiver.    Either party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE XI

GENERAL PROVISIONS

        Section 11.01    Expense.    Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party to this Agreement incurring such costs and expenses, whether or not the Closing shall have occurred, including that all obligations to reimburse expenses shall survive the termination of this Agreement.

        Section 11.02    Notices.    All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

          (a)  if to Seller:

      Centerpulse USA Holding Co.
      12 Greenway Plaza
      Suite 1000
      Houston, TX 77046-1203
      Telecopy No.: (713) 561-6380
      Attention: David Wise, Esq.

      with copies to:

      Centerpulse Ltd.
      Andreasstrasse 15
      8052 Zurich
      Switzerland
      Telecopy No.: 011-41-1-306-96-97
      Attention: Christian Stambach

      and

      McDermott, Will & Emery
      50 Rockefeller Plaza, 11th Floor
      New York, New York 10020-1605
      Telecopy No.: (212) 547-5444
      Attention: Spencer D. Klein, Esq.

          (b)  if to Purchaser:

      SNIA S.p.A.
      Via Borgonuovo 14
      20121 Milan, Italy
      Telecopy: 011-39-02-633-2321
      Attention: Chief Executive Officer
                        Chief Operating Officer

      with copies to

      Sorin Biomedica, S.p.A.
      Via Crescentino
      13040 Saluggia (VC) Italy
      Telecopy: 011-39-0161-487-329
      Attention: Chief Operating Executive
                        Chief Operating Officer

      and

      Sills Cummis Radin Tischman Epstein & Gross, P.A.
      One Riverfront Plaza
      Newark, New Jersey 07102
      Telecopy: (973) 643-6500
      Attention: Steven E. Gross, Esq.
                        Jerry Genberg, Esq.

        Section 11.03    Public Announcements.    Except as required by Law or by the requirements of any securities exchange on which the securities of a party hereto are listed, prior to the Closing no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

        Section 11.04    Headings; Terminology; Construction.    The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Terms defined in the singular shall have the same meaning in the plural and vice versa.

        Section 11.05    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and prior to such time if any that this is effected, each such provision which is not wholly unenforceable shall be enforced to the maximum extent permitted by Law.

        Section 11.06    Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, with respect to the subject matter hereof.

        Section 11.07    Assignment; Fulfillment of Obligations.

        (a)  This Agreement shall not be assigned without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller and Purchaser), except that either party hereto may assign its rights hereunder to one or more Affiliates without such consent; provided, however, that any such assignment(s) shall not relieve the assigning party of its obligations hereunder; and provided further that any assignment by Purchaser hereunder shall cease to be effective if such Affiliate ceases to be an Affiliate of Purchaser.

        (b)  Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

        Section 11.08    No Third Party Beneficiaries.    Except as set forth in the provisions of Article IX relating to the Seller Indemnified Parties or the Purchaser Indemnified Parties (but subject to the provisions of Section 6.06), this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any kind or nature under or by reason of this Agreement.

        Section 11.09    Amendment.    This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller, Centerpulse and Purchaser.

        Section 11.10    Governing Law.    This Agreement shall be governed by the laws of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court sitting in New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

        Section 11.11    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 11.12    Disclosure Schedule.    The parties hereto acknowledge that certain matters set forth in the Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by Seller or any of its Affiliates that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement. Any matter required to be disclosed in any Section of the Disclosure Schedule which was not disclosed therein but was disclosed in another Section thereof shall be not deemed to have been disclosed in the correct Section except to the extent that the relevance to such other representation and warranty is reasonably apparent on the face of the Disclosure Schedule. Any Section of the Disclosure Schedule required to be attached hereto and not attached on the date hereof shall be deemed to state: "None." Notwithstanding anything to the contrary in the Disclosure Schedule or cover page thereto, to the extent any provision(s) thereof conflict with this Section 11.12, this Section 11.12 controls.

        Section 11.13    Currency.    Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) Dollars and all payments hereunder shall be made in United States dollars.

        Section 11.14    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement or any Transaction Agreement was not performed in accordance with the terms hereof and thereof and that the parties shall be entitled to specific performance of and injunctive relief regarding the terms hereof and thereof (without the posting of a bond or other consideration or showing any actual damages), in addition to any other remedy at law or in equity.

        Section 11.15    Waiver of Jury Trial.    Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby and for any counterclaim therein.

        Section 11.16    Centerpulse Guaranty.    Centerpulse shall deliver an executed guaranty in the form attached hereto as Exhibit 11.16 within 24 days of the date of this Agreement (the "Guaranty").

        [Signature Page follows]

        IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CENTERPULSE USA HOLDING CO.

By:	/s/ GABOR-PAUL ONDO
	Name:	Gabor-Paul Ondo
	Title:	Sole Director

CENTERPULSE LTD

By:	/s/ URS KAMBER
	Name:	Urs Kamber
	Title:	CFO

By:	/s/ CHRISTIAN STAMBACH
	Name:	Christian Stambach
	Title:	VP, Head Legal & Compliance
SNIA S.p.A.

By:	/s/ CARLO VANOLI
	Name:	Carlo Vanoli
	Title:	Chief Operating Officer

SCHEDULE OF SUBSIDIARIES

Sulzer Medica Canada Inc.,
a corporation organized under the laws of Canada

Sulzer Cardiovascular AG,
a corporation organized under the laws of Switzerland

Sulzer Cardiovascular SA,
a corporation organized under the laws of France

Sulzer Carbomedics UK Ltd.,
a corporation organized under the laws of the United Kingdom

EXHIBIT 2.02(a)

SUBORDINATED NOTE: SUMMARY OF TERMS*

Issuer:	Purchaser.
Principal Amount:	$36 million (the "Note").
Interest:	3.5%, compounded annually, payable on maturity of the Note.
Maturity:	5 years from the date of issuance.
Ranking:
The Note will be unsecured indebtedness of the Issuer, subordinated in all respects, including in right of payment, to all senior debt of the Issuer. The subordination provisions will include only covenants limiting senior debt of the Issuer to 300,000,000 Euros, and if senior debt exceeds 300,000,000 Euros, the Note will be pari passu in payment with all senior debt in excess of 300,000,000 Euros, and the Issuer will not make any distributions to shareholders that would reduce the net worth of the Issuer below 400,000,000 Euros.
Guaranty:	Issuer will unconditionally guarantee payment on the Note in the event of assignment to one of its Affiliates.
Events of Default:
Cross acceleration with respect to any acceleration on any substantial amount of senior indebtedness of the Issuer provided that such acceleration shall automatically be rescinded if the senior debt lenders have rescinded any such acceleration, failure to pay any amounts due under the Note when due or any bankruptcy, insolvency or similar event affecting the Issuer.
Terumo:
The principal amount of the Note shall be decreased by $1,000,000 in the event that Terumo fails to extend its current distribution agreement with Sulzer Medica Canada, Inc. for three years or longer on substantially the same terms as the current distribution agreement.

*
Details of the terms of the Note will be contained in the Note, and in addition to the terms specified on this Term Sheet will be as mutually agreed by Seller and Purchaser.

EXHIBIT 2.02(c)

PURCHASE PRICE ALLOCATION

Principles for Determination of Purchase Price Allocation

Shares/Category of Assets	Principles for Determination of Purchase Price Allocations
Shares of CVD	Fair market value of CVD, which the parties agree is approximately equal to the book value under AAP of CVD's total net assets.
Shares of CVNL	Fair market value of CVNL, which the parties agree is approximately equal to the book value under AAP of CVNL's total net assets.
Shares of MIT	In recognition of the Potential Mitroflow Obligation, the parties agree the purchase price for the shares is $1.00.
Assets of MIT for U.S. Tax purposes	The allocation of $1.00 (plus non-contingent liabilities) among the categories of assets of MIT shall be reasonably determined by Purchaser.
Covenant not to compete in Section 5.07	$500,000
CMI Shares	Excess of Purchase Price over the allocations for (i) the shares of CVD, CVNL and MIT and (ii) the covenant not to compete set forth in Section 5.07.
CMI—inventory	Fair market value, which the parties agree is approximately equal to the net book value under AAP of the inventory.
CMI accounts receivable, pre-paid items and other current assets	Fair market value, which the parties agree is approximately equal to the net book value under AAP of these assets
CMI—Buildings, furniture, fixtures and equipment	Fair market value as reasonably determined by Purchaser and approved by Seller.
Shares of Sulzer Media Canada Inc., Sulzer Carbomedia UK Ltd., Sulzer Cardiovascular SA and Sulzer Cardiovascular AG	Fair market value as reasonably determined by Purchaser and approved by Seller.
Other Miscellaneous Assets per Books (other than CFCs)	Fair market value, as reasonably determined by Purchaser and approved by Seller.
CMI—Intellectual property, other identifiable intangible property, and restrictive covenants	Fair market value as reasonably determined by Purchaser.
CMI—Goodwill and going concern value	Remaining portion of the Purchase Price (plus attendant CMI liabilities) to be allocated among CMI goodwill as reasonably determined by Purchaser.

        For purposes of this Exhibit 2.02(c), if Seller approval is required on a particular item to approve Purchaser's determination of value, such determination is deemed to have been "approved by Seller" if the difference between the parties' proposed valuations of such asset (or category of assets) is 20 percent or less.

        Anything in Section 2.02(c) to the contrary notwithstanding, during the period commencing on the date hereof and ending December 15, 2002, Purchaser and Seller shall negotiate in good faith to determine purchase price allocation for the those Subsidiary Shares Purchaser proposes to have sold, assigned, transferred, conveyed and delivered immediately prior to the Closing pursuant to the last sentence of Section 2.01 based on the principles set forth in this Exhibit 2.02(c). If the parties are unable to make such a determination based on such principles, then, the dispute shall be submitted to binding arbitration as set forth in Section 7.07(b). The arbitrator shall apply principles of allocation and valuation set forth in Exhibit 2.02(c).

EXHIBIT 2.07(a)(i)

AGREED ACCOUNTING ADJUSTMENTS

        For all purposes of Section 2.07 (i) any amounts now or hereafter due and payable by ATS or any of its Affiliates, including receivables now existing or hereafter arising in respect of technology transfers, shall be excluded from the Working Capital in the Closing Balance Sheet and in the Reference Balance Sheet, (ii) all Liabilities relating to the New Vancouver Facility, including with respect to the relocation to same, shall be excluded from the Working Capital in the Closing Balance Sheet and in the Reference Balance Sheet (and to the extent there are any such items in the Reference Balance Sheet, the "baseline" Working Capital provided for in Section 2.07(c) shall be correspondingly increased), (iii) all Liabilities that are not required to be paid in cash, and all Excluded Liabilities, shall be excluded from the Working Capital in the Reference Balance Sheet (and to the extent there are any such items in the Reference Balance Sheet, the "baseline" Working Capital provided for in Section 2.07(c) shall be correspondingly increased, and such excluded items shall be treated similarly in the Closing Balance Sheet), (iv) all intercompany accounts receivable and intercompany accounts payable shall be excluded from the Closing Balance Sheet, and (v) any cash or promissory note issued in connection with Section 2.01(b) shall be excluded from the Closing Balance Sheet, and Centerpulse represents and warrants that all intercompany accounts receivable, intercompany accounts payable, cash and Indebtedness have been excluded from Working Capital in the Reference Balance Sheet. When used herein, the terms intercompany accounts receivable and intercompany assets payable include any due to or from any Seller Affiliate.

EXHIBIT 2.07(a)(ii)

RECONCILIATION

Schedule of Working Capital At September 30, 2002

	Original (000)	Revised (000)
CURRENT ASSET
Inventories
Raw material, supplies and consumable stores	$3,286	$3,286
Work in progress	5,348	5,348
Finished products and trade merchandise	15,133	15,133

Total inventories	$23,767	$23,767
Accounts receivable
Trade accounts receivable—third parties	$18,103	138
Other accounts receivable—third parties	$18,103	138

Total Accounts receivable	$18,241	$18,241
Prepaid expenses—third parties	452	452

TOTAL CURRENT ASSETS	$42,460	$42,460

CURRENT LIABILITIES
Other short-term liabilities
Trade liabilities to third parties	$1,966	$1,966
Other liabilities to third parties(1)	1,325	944
Accruals and deferred income—third parties	5,241	4,831	(2)

Total other short-term liabilities	$8,532	$7,741
Short-term provisions
Current tax provisions	$108	$108
Other current provisions	1,424

Total short-term provisions	$1,532	$108
TOTAL CURRENT LIABILITIES	$10,064	$7,849

WORKING CAPITAL	$32,396	$34,611	(3)

(1)
Redundancy expenses for five individuals have been excluded.

(2)
The difference consists of $295,000 in CMI excess provision and $115,000 of CMI general outstanding invoices.

(3)
The Parties agree that $309,000 of other long term liabilities—which related to the Vancouver Facility—are liabilities to be paid by Seller.

EXHIBIT 5.02(d)

CONFIDENTIAL INFORMATION

EXHIBIT 8.01(b)

COMPETITION WAITING PERIOD

United States

Germany

Spain

Japan (if necessary)

EXHIBIT 8.02(b)

COMPETITION WAITING PERIOD

United States

Germany

Spain

Japan (if necessary)

EXHIBIT 11.16

FORM OF CENTERPULSE GUARANTY

GUARANTY

        GUARANTY made and entered into on December    , 2002 ("this Guaranty") by Centerpulse Ltd. ("Guarantor"), a corporation organized under the laws of Switzerland (hereinafter referred to as "Guarantor") for the benefit SNIA S.p.A., an Italian corporation ("SNIA") and the other Beneficiaries (herein defined). SNIA and its current and future Affiliates are collectively referred to as the "Beneficiaries."

WITNESSETH:

        WHEREAS, Guarantor, Centerpulse USA Holding Co. ("Seller") and SNIA have entered into a Stock Purchase Agreement dated as November 26, 2002 (as amended, restated or otherwise modified from time to time, the "Acquisition Agreement"), providing for the sale by Seller to SNIA of the "Shares," as that term is defined in the Acquisition Agreement; and

        WHEREAS, Guarantor has agreed in the Acquisition Agreement to deliver a guaranty of the obligations of the Seller under the Acquisition Agreement and the other Transaction Agreements (as that term is defined in the Acquisition Agreement).

        NOW, THEREFORE, in consideration of the foregoing, Guarantor hereby agrees as follows:

        Section 1    Definitions.    All capitalized words and terms not defined herein shall have the respective meanings and be construed herein as such words and terms are defined or construed in the Acquisition Agreement, unless otherwise stated or unless the context otherwise requires. "Transaction Agreement" means each Transaction Agreement, as amended, restated or otherwise modified from time to time. "Obligations" shall mean all payment and other obligations of every kind or nature under the Acquisition Agreement (including, without limitation, indemnification obligations and whether or not arising prior to the date of this Guaranty) and under each Transaction Agreement of Seller, and the other Obligors (herein defined). "Obligors" means any Affiliate of Guarantor that has any obligations to SNIA or any other Beneficiary under the Acquisition Agreement or under any other Transaction Agreement.

        Section 2    Guaranty.

        (a)  Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Beneficiaries the due and timely performance (including, without limitation, the full and prompt payment when due, whether at the stated maturity, by acceleration or otherwise) of all of the Obligations, and the Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, reasonable attorney's fees and expenses) which may be paid or incurred by the Beneficiaries in enforcing or collecting the Obligations and/or enforcing any rights with respect to Guarantor under this Guaranty. The agreements and other obligations of Guarantor under this Guaranty (i) shall be absolute, unconditional and irrevocable, irrespective (by way of example only) of the validity, legality or enforceability of the Acquisition Agreement and/or each Transaction Agreement, in whole or in part; and (ii) shall be continuing and remain in full force and effect until the full and complete indefeasible performance or indefeasible payment in full of the Obligations and performance of Guarantor of its agreements contained in this Guaranty.

        (b)  Without limiting the provisions of Section 2(a) hereof, the agreements and other obligations of Guarantor under this Guaranty shall not be affected, modified or in any other manner impaired upon the happening, in whole or in part, of any event or circumstance which could otherwise constitute

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a legal or equitable discharge or defense in whole or in part (other than full and complete performance or payment in full of the Obligations and by Guarantor of its agreements contained in this Guaranty) of any Obligor or other guarantor, whether or not any one or more such events or circumstances occur at one or more times and/or from time to time, and whether or not with notice to, or the consent of, Guarantor. Guarantor hereby absolutely, unconditionally and irrevocably consents to (without, by way of example only, any reservation of rights on behalf of Guarantor and without requirement for notice to or further assent by Guarantor, all of which Guarantor hereby waives) each and all of the actions and omissions contemplated by the provisions of this Section 2(b) including, without limitation, any one or more of the following:

            (i)  the compromise, surrender, settlement, acceleration, rescission of acceleration, release or termination of any or all of the Obligations;

          (ii)  the modification, acceleration, amendment, compromise, renewal, extension or other supplementation of (including, without limitation, any termination of) any aspect of the Obligations or any provision of the Acquisition Agreement and/or any other Transaction Agreement;

          (iii)  any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, power or remedy conferred on the Beneficiaries in the Acquisition Agreement and/or any other Transaction Agreement (including, without limitation, any failure by any Beneficiaries to preserve any or all of its rights, including, without limitation, the actions and omissions referred to in Section 2(b)(v) of this Guaranty), or any other act or acts on the part of the Beneficiaries;

          (iv)  the release or discharge of Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty by operation of law; and

          (v)  failure to protect, secure, perfect, continue the perfection of or insure, in whole or in part, any collateral or other security, if any, now existing or hereafter obtained in respect of the Obligations.

        (c)  Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon each Obligor and/or Guarantor with respect to the Obligations. Without limiting the other provisions of this Section 2, this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of performance and payment without regard to the validity, regularity or enforceability of any Obligations or any other collateral security therefor (if any) or other guaranty thereof (if any) or right of offset with respect thereto at any time or from time to time held by the Beneficiaries and without regard to any defense, set-off or counterclaim which may at any time be available to or be asserted by any Obligor or Guarantor against the Beneficiaries (other than performance or payment in full of the Obligations), or any other circumstance whatsoever (with or without notice to or knowledge of Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the obligations of Guarantor under this Guaranty, in bankruptcy or in any other instance, and the obligations and liabilities of Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Beneficiaries or any other Person at any time of any right or remedy against any Obligor or against any other Person (if any) which may be or become liable in respect of all or any part of the Obligations or against any collateral security therefor or guaranty thereof or right of offset with respect thereto (if any). This Guaranty is not merely a guaranty of collection and the obligations of the Guarantor hereunder are primary and this guaranty constitutes a guaranty of payment.

        (d)  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any performance or payment of any of the Obligations or any of the agreements of Guarantor contained in this Guaranty is rescinded or, in the case of payments, must otherwise be returned for any reason (including, without limitation, the insolvency, bankruptcy or reorganization of any Obligor or

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Guarantor) all as though such payment had not been made, notwithstanding anything to the contrary in this Guaranty.

        Section 3    Obligation Unconditional.    Without limiting the provisions of Section 2 hereof, (i) no acts of commission or omission of any kind at any time on the part of the Beneficiaries, or its successors or assigns, with respect to any matter whatsoever, shall in any way impair the rights of the Beneficiaries or its successors or assigns to enforce this Guaranty against Guarantor, and (ii) no defense, right of set-off, counterclaim or any other similar matter of any kind or nature which Guarantor or any Obligor have or may have against the Beneficiaries shall be asserted as a defense to the performance of this Guaranty.

        Section 4    Representations and Warranties of Guarantor.    Guarantor hereby represents and warrants that: (a) (i) Guarantor has duly and validly executed this Guaranty; and (ii) this Guaranty is a valid and binding obligation enforceable against Guarantor in accordance with its terms; (b) the execution, delivery and performance by Guarantor of this Guaranty will not (i) violate or constitute a default under the provisions of any document to which it is a party or by which Guarantor or Guarantor's properties are bound or subject, or (ii) violate any law applicable to Guarantor or Guarantor's assets; (c) there is no Action pending or, to the best knowledge of Guarantor, threatened, against or affecting Guarantor which could materially adversely affect the ability of Guarantor to perform its obligations hereunder; and (d) no consent, approval, Governmental Order or authorization of, or registration or filing with, any Governmental Authority or any other Person is required in connection with the valid execution, delivery and performance hereof by Guarantor.

        Section 5    Direct Obligation.    Each Beneficiary shall in their sole discretion have the right to proceed first directly against Guarantor under this Guaranty without proceeding against any Obligor or any other guarantor (if any), as applicable, including, without limitation, without exhausting any other rights or remedies which such Beneficiary may have (and without resorting to any collateral or other security, if any, held by the Beneficiaries).

        Section 6    Subrogation; Subordination.    Guarantor hereby waives any and all rights which it may acquire to be subrogated to any of the rights of the Beneficiaries against any Obligor. Guarantor agrees that upon the occurrence of any default or breach under the Acquisition Agreement and/or any other Transaction Agreement by any Obligor, any and all of its rights and claims against any Obligor or any of their respective properties or revenues, however arising, shall be subordinate and subject in right of payment to the prior payment and satisfaction in full of all of the Obligations.

        Section 7    Benefit of and Enforcement by the Beneficiaries.    This Guaranty is made by Guarantor in favor of the Beneficiaries for the benefit of the Beneficiaries and their respective successors and assigns, which shall be entitled to enforce performance and observance of this Guaranty to the same extent the Beneficiaries are entitled to do so.

        Section 8    Remedies.    Each Beneficiary shall have any and all rights and remedies available in law or equity to enforce any failure by Guarantor to fulfill its obligations hereunder and shall specifically have, without limitation, the right to obtain specific performance.

        Section 9    Continuing Guaranty; Reinstatement of Guaranty.    This Guaranty is a continuing agreement and shall remain in full force and effect until performance or payment in full of the Obligations by or on behalf of each Obligor and performance of Guarantor's other agreements contained herein, including, without limitation, all amounts payable under this Guaranty by Guarantor. Without limiting the generality of Section 2 hereof, if any payment to the Beneficiaries by Guarantor is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason the Beneficiaries are required to refund any one or more such payments to the payor thereof or to pay the amount thereof to any other person, such payment to the Beneficiaries shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such

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amount to the Beneficiaries on demand and agrees and acknowledges that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

        Section 10    Waiver; Amendments.    No delay or omission to exercise any right or power hereunder, irrespective of how long such delay or omission continues, shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release or modification of, or consent regarding, this Guaranty shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the Parties.

        Section 11    Miscellaneous.

        (a)  This Guaranty together with the Letter Agreement by and between the Guarantor and Purchaser dated the date hereof contains the entire understanding of the parties with respect to the subject matter hereof and reflects their prior agreements and commitments with respect thereto.

        (b)  If any provision of this Guaranty or the application hereof to any Person or circumstance shall be invalid or unenforceable to any extent, (i) the remainder of this Guaranty and the application of such provision to other Persons or circumstances shall not be affected thereby and (ii) each such provision shall be enforced to the greatest extent permitted by law.

        (c)  This Guaranty may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

        (d)  Guarantor shall not in any manner assign or otherwise delegate this Guaranty (or any right or obligation contained herein) and any such purported assignment or delegation shall be void. The Beneficiaries may assign or otherwise transfer this Guaranty (or any right contained herein) to any one or more other Persons.

        (e)  This Guaranty shall inure to the benefit of, be binding upon and be enforceable by and against, the Guarantor and the Beneficiaries and their respective personal or legal representatives, heirs, legatees, distributees, devisees, executors, administrators, endorsees, successors and permitted assigns. Nothing contained herein shall limit the provisions of Section 7.

        (f)    No remedy herein conferred upon or reserved to the Beneficiaries hereunder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every such remedy now or hereafter existing at law or in equity.

        (g)  Any demands, consents, notices or other communications required or which may be given hereunder shall be deemed to have been duly given if personally delivered, delivered by nationally recognized courier service or mailed by certified mail, postage prepaid, return receipt requested, to the

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respective parties at the addresses set forth below (or to such other address as may be designated by notice similarly given):

To Guarantor:	Centerpulse Ltd. Andreasstrasse 15 8052 Zurich Switzerland Telecopy No.: 011-41-1-306-96-97 Attention: Chief Executive Officer Chief Operating Officer
with copies to:	Centerpulse USA Holdings Co. 3 East Greenway Plaza Suite 1000 Houston, TX 77046-1203 Telecopy No.: (713) 561-6380 Attention: David Wise, Esq.
and
McDermott, Will & Emery 50 Rockefeller Plaza, 11th Floor New York, New York 10020-1605 Telecopy No.: (212) 547-5444 Attention: Spencer D. Klein, Esq.
to the Beneficiaries:	SNIA S.p.A. Via Borgonuovo 14 20121 Milan, Italy Telecopy: 011-39-02-633-2321 Attention: Chief Executive Officer Chief Operating Officer
with a copy to:	Sorin Biomedica S.p.A Via Crescentino 13040 Saluggia (VC) Italy Telecopy: 011-39-0161-487-329 Attention: Chief Executive Officer Chief Operating Officer
and
Sills Cummis Radin Tischman Epstein & Gross, P.A. One Riverfront Plaza Newark, New Jersey 07102 Telecopy: (973) 643-6500 Attention: Steven E. Gross, Esq. Jerry Genberg, Esq.

        (h)  This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws.

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        IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has caused this Guaranty to be executed as of the date and year first above written.

CENTERPULSE LTD.
By:	Name: Title:
SNIA S.p.A.
By:	Name: Title:

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QuickLinks

  Exhibit 4.26
TABLE OF CONTENTS
LIST OF SCHEDULES TO STOCK PURCHASE AGREEMENT
LIST OF EXHIBITS TO STOCK PURCHASE AGREEMENT
W I T N E S S E T H
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI EMPLOYEE MATTERS
ARTICLE VII TAX MATTERS
ARTICLE VIII CONDITIONS TO CLOSING
ARTICLE IX INDEMNIFICATION
ARTICLE X TERMINATION AND WAIVER
ARTICLE XI GENERAL PROVISIONS
SCHEDULE OF SUBSIDIARIES
  EXHIBIT 2.02(a)
SUBORDINATED NOTE: SUMMARY OF TERMS
  EXHIBIT 2.02(c)
PURCHASE PRICE ALLOCATION Principles for Determination of Purchase Price Allocation
  EXHIBIT 2.07(a)(i)
AGREED ACCOUNTING ADJUSTMENTS
  EXHIBIT 2.07(a)(ii)
RECONCILIATION Schedule of Working Capital At September 30, 2002
  EXHIBIT 5.02(d)
CONFIDENTIAL INFORMATION
  EXHIBIT 8.01(b)
COMPETITION WAITING PERIOD
  EXHIBIT 8.02(b)
COMPETITION WAITING PERIOD
  EXHIBIT 11.16
FORM OF CENTERPULSE GUARANTY